Exhibit (a)(1)



  ALLIANCE STANDARD II L.L.C.                ALLIANCE STANDARD II CORP.
       520 Madison Avenue           c/o International Fund Administration, Ltd.
           7th Floor                      48 Par-la-Ville Road, Suite 464
       New York, NY 10022                      Hamilton HM11, Bermuda
 Attention: Michael L. Lewittes
   Telephone: (212) 826-6805



                                                January 12, 1998


DEAR HOLDERS OF NOTES AND SHARES OF
PREFERRED STOCK OF AMERICAN CAPITAL CORPORATION
AND COMMON STOCK OF TRANSCAPITAL FINANCIAL
CORPORATION:

          Alliance Standard II L.L.C. and Alliance Standard II Corp. (collectively, the "Purchasers") are offering to purchase (the "Offer") the following:

           (i) up to $30,000,000 principal amount of outstanding 8.40% Subordinated Notes due 1993 (the "Notes") of American Capital Corporation, a Florida corporation ("ACC") for a price of $100 per $1,000 principal amount of Notes (including any accrued interest thereon),

           (i) up to 1,100,000 shares of $3.75 Series A Preferred Stock, $1.00 par value (the "ACC Preferred Shares") of ACC for a price of $0.50 per ACC Preferred Share, and

           (i) up to 1,950,000 shares of Common Stock, par value $1.00 per share (the "TFC Common Shares" and together with the ACC Preferred Shares, the "Shares") of TransCapital Financial Corporation, a Delaware corporation ("TFC" and together with ACC, the "Companies") for a price of $1.00 per Common Share.



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         A copy of the offering materials is enclosed. The Purchasers believe, in addition to the other information contained in the accompanying Offer to Purchase, you should consider the following:

o        ALL CASH OFFER

         The Purchasers are offering to pay $100 IN CASH PER $1,000 PRINCIPAL AMOUNT OF NOTES FOR UP TO $30,000,000 PRINCIPAL AMOUNT OF OUTSTANDING NOTES tendered in response to the Offer, $0.50 IN CASH PER PREFERRED SHARE FOR UP TO 1,100,000 ACC PREFERRED SHARES tendered in response to the Offer, and $1.00 IN CASH PER COMMON SHARE FOR UP TO 1,950,000 TFC COMMON SHARES tendered in response to the Offer.

o        ILLIQUID MARKET FOR SHARES AND NOTES

         The Notes are not publicly traded. The Purchasers believe that the ACC Preferred Shares have never been listed on any stock exchange or on the NASDAQ National Market. On July 20, 1992 the TFC Common Shares were delisted from trading on the New York Stock Exchange, and the TFC Common Shares are not currently listed on any stock exchange or on the NASDAQ National Market. The Purchasers have been unable to find trading history for the Notes and the Shares for the period after 1992. Accordingly, the Offer affords you the opportunity to dispose of your Notes or Shares for cash which otherwise might not be available to you.

o        NO COMMISSION; NO FINANCING CONDITION

         The $100 per $1,000 principal amount of Notes, $0.50 per ACC Preferred Share and $1.00 per TFC Common Share purchase price will be ALL CASH, WITHOUT COMMISSION OR OTHER COSTS TO ANY HOLDER who tenders his, her or its shares. ALL COSTS AND COMMISSIONS WILL BE BORNE BY PURCHASERS. Purchasers have committed funds available to pay for up to $30,000,000 principal amount of outstanding Notes, up to 1,100,000 ACC Preferred Shares and up to 1,950,000 TFC Common Shares that are tendered and accepted for payment in response to the Offer. The Offer is not subject to financing.

o        POTENTIAL TAX ADVANTAGES

         If you originally paid more than $100 per $1,000 principal amount of Notes, $0.50 per ACC Preferred Share or $1.00 per TFC Common Share, you may be able to recognize a tax loss on the sale of Shares or Notes to the Purchasers. This tax loss could be of substantial benefit to you. You may be able to use these losses to offset capital gains realized on other investments or to offset ordinary income up to an annual deduction limitation of $3,000. EACH HOLDER OF NOTES OR SHARES


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         SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISER CONCERNING THE TAX
         CONSEQUENCES OF ACCEPTING THIS OFFER TO PURCHASE.

IN DECIDING WHETHER OR NOT TO ACCEPT PURCHASERS' OFFER TO PURCHASE YOUR NOTES OR SHARES, WHICH WOULD TERMINATE ANY RIGHTS YOU MAY HAVE AS A HOLDER OF ANY NOTES OR SHARES ACCEPTED FOR PAYMENT AND PAID FOR PURSUANT TO THE OFFER, YOU SHOULD CONSIDER CAREFULLY ALL OF THE ACCOMPANYING MATERIALS AND SHOULD REVIEW THESE MATERIALS WITH YOUR BROKER OR OTHER FINANCIAL ADVISER.

                                  Sincerely,

                                  Alliance Standard II L.L.C.

                                  Alliance Standard II Corp.


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                          PROCEDURE TO ACCEPT THE OFFER

IF YOU WISH TO ACCEPT THIS OFFER AND WISH TO TENDER ALL OR ANY PORTION OF YOUR SHARES OR NOTES, YOU SHOULD FOLLOW ONE OF THESE TWO PROCEDURES:


(1) IF YOU OWN YOUR NOTES IN DEFINITIVE FORM (i.e., in the form of an original note, and not in "street name"): You should complete and sign the enclosed BLUE Letter of Transmittal in accordance with the instructions in such Letter of Transmittal and mail or deliver the BLUE Letter of Transmittal together with your definitive note(s), and any other required documents to the Depositary in the enclosed, postage-paid, addressed envelope.

(2) IF YOU OWN YOUR ACC PREFERRED SHARES IN CERTIFICATE FORM: You should complete and sign the enclosed YELLOW Letter of Transmittal in accordance with the instructions in such Letter of Transmittal and mail or deliver the YELLOW Letter of Transmittal together with your stock certificate(s), and any other required documents to the Depositary in the enclosed, postage-paid, addressed envelope.

(3) IF YOU OWN YOUR TFC COMMON SHARES IN CERTIFICATE FORM: You should complete and sign the enclosed PINK Letter of Transmittal in accordance with the instructions in such Letter of Transmittal and mail or deliver the PINK Letter of Transmittal together with your stock certificate(s), and any other required documents to the Depositary in the enclosed, postage-paid, addressed envelope.

(3) IF YOU HOLD YOUR SHARES OR NOTES IN A BROKER, DEALER, BANK, TRUST OR OTHER NOMINEE ACCOUNT: You should contact your broker, dealer, bank, trust or nominee representative and request that they tender the Shares or Notes on your behalf.

                            IF YOU HAVE ANY QUESTIONS

Questions and requests for assistance (including if you are unable to locate your stock certificates or deliver them prior to the Expiration Date) may be directed to MacKenzie Partners, Inc., the Information Agent, at its address and telephone number set forth below. Additional copies of the Offer to Purchase, the Letters of Transmittal, the Notices of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                     The Information Agent for the Offer is:

                                    MacKenzie
                                 Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                          (212)929-5500 (Call Collect)
                                       or
                          Call Toll-Free (800)322-2885



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



                           OFFER TO PURCHASE FOR CASH

                UP TO $30,000,000 PRINCIPAL AMOUNT OF OUTSTANDING
                        8.40% SUBORDINATED NOTES DUE 1993
                                       OF
                          AMERICAN CAPITAL CORPORATION
                                  AT A PRICE OF
                 $100 NET PER $1,000 PRINCIPAL AMOUNT OF NOTES,

                      UP TO 1,100,000 OUTSTANDING SHARES OF
                         $3.75 SERIES A PREFERRED STOCK
                                       OF
                          AMERICAN CAPITAL CORPORATION
                                  AT A PRICE OF
                         $0.50 NET PER PREFERRED SHARE,

                                       AND
               UP TO 1,950,000 OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                       TRANSCAPITAL FINANCIAL CORPORATION
                                  AT A PRICE OF
                           $1.00 NET PER COMMON SHARE,

                                       BY
                           ALLIANCE STANDARD II L.L.C.
                                       AND
                           ALLIANCE STANDARD II CORP.
------------------------------------------------------------------------------

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
      NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 13, 1998, UNLESS THE OFFER IS
                                    EXTENDED.
------------------------------------------------------------------------------


          THE OFFER IS SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 13. THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR ANY MINIMUM PRINCIPAL AMOUNT OF 8.40% SUBORDINATED NOTES DUE 1993 (THE "NOTES") OR ANY MINIMUM NUMBER OF SHARES OF $3.75 SERIES A PREFERRED STOCK (THE "ACC PREFERRED SHARES") OF AMERICAN CAPITAL CORPORATION OR SHARES OF COMMON STOCK OF TRANSCAPITAL FINANCIAL CORPORATION (THE "TFC COMMON SHARES" AND TOGETHER WITH THE ACC PREFERRED SHARES THE "SHARES") BEING TENDERED.



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




                                    IMPORTANT


          Any holder of Notes or Shares desiring to tender all or any portion of such holder's Notes or Shares should either:

          1. Complete and sign the Letter(s) of Transmittal (or a facsimile thereof) relating to the Notes, ACC Preferred Shares and/or TFC Common Shares tendered in accordance with the instructions in the Letter(s) of Transmittal, have such holder's signature thereon guaranteed if required by Instruction 1 to the Letter(s) of Transmittal, mail or deliver the Letter(s) of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, an Agent's Message (as defined herein) and any other required documents to the Depositary and either deliver such definitive Notes or the certificates for such Shares to the Depositary along with the Letter(s) of Transmittal (or facsimile) or deliver such Notes or Shares pursuant to the procedure for book-entry transfer set forth in Section 2, or

          2. Request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such holder.

          A holder having Notes or Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Notes or Shares.

          If a holder desires to tender Notes or Shares and (i) such holder's definitive Notes or certificates for Shares are not immediately available, or
(ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the Depositary prior to the Expiration Date, such holder's tender may be effected by following the procedure for guaranteed delivery set forth in Section 2.

          Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the Information Agent, at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letters of Transmittal, the Notices of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

The Information Agent for the Offer is:

                                    MacKenzie
                                 Partners, Inc.
                          (212)929-5500 (Call Collect)
                                       or
                          Call Toll-Free (800)322-2885

                                January 12, 1998


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                                TABLE OF CONTENTS

INTRODUCTION..................................................................1
THE TENDER OFFER..............................................................3
SECTION 1.    TERMS OF THE OFFER..............................................3
SECTION 2.    PROCEDURES FOR TENDERING NOTES AND SHARES.......................5
SECTION 3.    WITHDRAWAL RIGHTS..............................................10
SECTION 4.    ACCEPTANCE FOR PAYMENT AND PAYMENT.............................11
SECTION 5.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES........................13
SECTION 6.    PRICE RANGE OF NOTES AND SHARES; INTEREST AND
                DIVIDENDS ON THE NOTES AND SHARES............................14
SECTION 7.    EFFECT OF THE OFFER ON THE MARKET FOR THE NOTES
                AND THE SHARES; EXCHANGE ACT REGISTRATION;
                MARGIN REGULATIONS...........................................18
SECTION 8.    CERTAIN INFORMATION CONCERNING THE COMPANIES...................19
SECTION 9.    CERTAIN INFORMATION CONCERNING THE PURCHASERS AND THE
                FUNDS........................................................25
SECTION 10.   SOURCE AND AMOUNT OF FUNDS.....................................27
SECTION 11.   PURPOSE OF THE OFFER...........................................28
SECTION 12.   DIVIDENDS AND DISTRIBUTIONS....................................28
SECTION 13.   CERTAIN CONDITIONS OF THE OFFER................................30
SECTION 14.   CERTAIN LEGAL MATTERS..........................................34
SECTION 15.   FEES AND EXPENSES..............................................36
SECTION 16.   MISCELLANEOUS..................................................37

SCHEDULE I    DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASERS............S-1

ANNEX A       CERTAIN SELECTED CONSOLIDATED FINANCIAL INFORMATION
              REGARDING AMERICAN CAPITAL CORPORATION, EXCERPTED FROM THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994 AND THE QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED SEPTEMBER 30, 1995 OF AMERICAN CAPITAL CORPORATION

ANNEX B CERTAIN SELECTED CONSOLIDATED FINANCIAL INFORMATION REGARDING TRANSCAPITAL FINANCIAL CORPORATION EXCERPTED FROM THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994 AND THE QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED SEPTEMBER 30, 1995 OF TRANSCAPITAL FINANCIAL CORPORATION

ANNEX C CERTAIN FINANCIAL INFORMATION REGARDING TRANSOHIO SAVINGS BANK PREPARED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION



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



To the Holders of Notes and Shares of Preferred
Stock of American Capital Corporation And Common
Stock of TransCapital Financial Corporation:


                                  INTRODUCTION


          Alliance Standard II L.L.C. ("Purchaser L.L.C."), a Delaware limited liability company wholly owned by LJ Investments, L.L.C. ("Investments LLC"), a Delaware limited liability company, and Alliance Standard II Corp. ("Purchaser Corp.," and collectively with Purchaser LLC, the "Purchasers"), a British Virgin Islands corporation wholly owned by LJ Investments Corp. ("Investments Corp." and collectively with Investments LLC, the "Funds"), a British Virgin Islands corporation, hereby offer to purchase:

          (i) up to $30,000,000 principal amount of outstanding 8.40% Subordinated Notes due 1993 (the "Notes") of American Capital Corporation, a Florida corporation ("ACC"), at a price of $100 per $1,000 principal amount of Notes (including any accrued interest thereon),

         (ii) up to 1,100,000 outstanding shares of $3.75 Series A Preferred Stock, $1.00 par value(the "ACC Preferred Shares") of ACC, at a price of $0.50 per ACC Preferred Share, and

        (iii) up to 1,950,000 outstanding shares of Common Stock, par value $1.00 per share (the "TFC Common Shares" and together with the ACC Preferred Shares, the "Shares") of TransCapital Financial Corporation, a Delaware corporation ("TFC" and together with ACC, the "Companies"), at a price of $1.00 per TFC Common Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the three related Letters of Transmittal (which, as amended from time to time, collectively constitute the "Offer").

          The Purchasers believe that the Shares are registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), based upon its review of available filings made by the Companies with the Securities and Exchange Commission (the "Commission"). The information concerning the Companies contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchasers do not have any knowledge that any such information is untrue, the Purchasers take no responsibility for the accuracy or completeness of such information or


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



for any failure by either Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

          The Purchasers will pay soliciting dealer's fees of $2.00 per $1,000 principal amount of Notes, $0.05 per ACC Preferred Share and $0.10 per TFC Common Share to brokers, dealers and other persons for soliciting tenders of Notes and Shares from their clients pursuant to the Offer. In addition, brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchasers for customary clerical and mailing expenses incurred by them in forwarding offering materials to their clients. Tendering holders will not be obligated to pay brokerage fees or commissions. Except as set forth in Instruction 6 of the Letters of Transmittal, tendering holders will not be obligated to pay transfer taxes on the purchase of Notes or Shares pursuant to the Offer. The Purchasers will pay all charges and expenses of IBJ Schroder Bank & Trust Company, as Depositary (the "Depositary"), and MacKenzie Partners, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 15.

          The Purchasers' purpose in making the Offer is to make, through the purchase of Notes and Shares, a speculative investment in any surplus or excess funds remaining after the outcome of all litigation and satisfaction of all liabilities of Transohio Savings Bank, a savings bank that was chartered under the laws of the State of Ohio, and which was a wholly owned subsidiary of TFC and TFC's principal asset ("Transohio"). Transohio was placed into receivership by the Office of Thrift Supervision (the "OTS") on July 10, 1992. ACC holds approximately 65% of the outstanding shares of TFC common stock. By tendering Notes or Shares pursuant to the Offer, holders thereof will relinquish any and all rights, as holders of those Notes or Shares tendered, to share in any such surplus or excess funds, including any distributions from the Federal Deposit Insurance Corporation (the "FDIC"). Transohio no longer operates an ongoing business and, to Purchasers' best knowledge, Transohio no longer has a board of directors or management. Holders of ACC Preferred Shares have certain rights, including the right to elect two members of the ACC board of directors during the continuance of a default in the payment of dividends on the ACC Preferred Shares and the right to convert their ACC Preferred Shares into shares of ACC common stock. However, ACC's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "ACC 1994 Form 10-K") indicates that such conversion right could be subject to certain impediments as set forth in Section 6, Price Range of Notes and Shares; Interest and Dividends on the Notes and Shares, below. Notwithstanding such impediments, the Purchasers believe that, if they were to acquire all of the ACC Preferred Shares that are the subject of the Offer, such ACC Preferred Shares would be convertible into a majority of the ACC common stock. The Purchasers reserve the right to convert any ACC Preferred Shares accepted for payment and paid for hereunder and to vote ACC Preferred Shares to elect the two directors that may be elected by the holders of the ACC Preferred Shares, depending upon the number of ACC Preferred Shares tendered and the intentions expressed by management of the Companies to continue the present course of the Companies' conduct, although the


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Purchasers have no current plans so to convert or vote ACC Preferred Shares.
The Purchasers have no current plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving either Company (other than the distribution of funds, if any, received from the Action (as defined in Section 8 below) by the Companies to the holders of the Notes and Shares in accordance with the charter documents and other insruments defining the rights of such holders, and the applicable rules of the FDIC with respect to priorities of distributions by receivers of failed institutions, sale or transfer of any material amount of assets of either Company, any change in the board of directors or management of either Company, any change in the capitalization or dividend policy of either Company, or any other change in either Company's corporate structure or business.

          Certain federal income tax consequences of the sale of Notes or Shares pursuant to the Offer are described in Section 5.

          THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF NOTES OR SHARES BEING TENDERED.

          Certain conditions to this Offer are described in Section 13. The Purchasers expressly reserve the right, in their sole discretion, to waive any one or more of the conditions to the Offer. See Sections 1, 13 and 14.

          THIS OFFER TO PURCHASE AND THE LETTERS OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.        TERMS OF THE OFFER

          Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchasers will accept for payment and pay for up to $30,000,000 principal amount of Notes, up to 1,100,000 ACC Preferred Shares and up to 1,950,000 TFC Common Shares, which are validly tendered and not withdrawn prior to the Expiration Date and not theretofore withdrawn in accordance with
Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, February 13, 1998, unless and until the Purchasers, in their sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchasers, will expire.

                   The Purchasers expressly reserve the right, in their sole discretion, at any time or from time to time, regardless of whether or not any of the events set forth in Section 13 shall have occurred or shall have been determined by the Purchasers to have occurred, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Notes or Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. The rights reserved


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by the  Purchasers in this paragraph are in addition to the Purchasers' rights to terminate the Offer pursuant to Section 13. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED NOTES OR SHARES, WHETHER
OR NOT THE PURCHASERS EXERCISE THEIR RIGHT TO EXTEND THE OFFER.

          If by 12:00 Midnight, New York City time, on Friday, February 13, 1998 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchasers reserve the right (but shall not be obligated), subject to the applicable rules and regulations of the Commission, to (a) terminate the Offer and not accept for payment or pay for any Notes or Shares and return all tendered Notes and Shares to tendering holders, (b) waive all the unsatisfied conditions and accept for payment and pay for all Notes and Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, up to the maximum amount of Notes or Shares under the Offer, (c) extend the Offer and, subject to the right of holders to withdraw Notes and Shares until the Expiration Date, retain the Notes and Shares that have been tendered during the period or periods for which the Offer is extended or (d) amend the Offer.

          There can be no assurance that the Purchasers will exercise their right to extend the Offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to holders in connection with the Offer be promptly disseminated to holders in a manner reasonably designed to inform holders of such change), and without limiting the manner in which the Purchasers may choose to make any public announcement, the Purchasers will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

          If the Purchasers extend the Offer, or if the Purchasers (whether before or after acceptance for payment of Notes or Shares) are delayed in their acceptance for payment of or payment for Notes or Shares or are unable to pay for Notes or Shares pursuant to the Offer for any reason, then, without prejudice to the Purchasers' rights under the Offer, the Depositary may retain tendered Notes or Shares on behalf of the Purchasers, and such Notes or Shares may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchasers to delay the payment for Notes or Shares which the Purchasers have accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by


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or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

          If the Purchasers make a material change in the terms of the offer or the information concerning the Offer or waive a material condition of the Offer, the Purchasers will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14(e)-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to holders and investor response. If, prior to the Expiration Date, the Purchasers should decide to increase the price per $1,000 principal amount of Notes or per Share being offered in the Offer, such increase will be applicable to all holders whose Notes or Shares are accepted for payment pursuant to the Offer.

          A request is being made to the Companies pursuant to Rule 14d-5 of the Exchange Act for the use of the Companies' stockholder lists, noteholder lists and security position listings for the purpose of disseminating the Offer to holders of Notes and Shares. Upon the Companies' decision to provide such lists or to mail this Offer to Purchase, the related Letters of Transmittal and other relevant materials at the Purchasers' expense, this Offer to Purchase, the related Letters of Transmittal and other relevant materials will be mailed to record holders of Notes and Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Notes and Shares, by the Purchasers following receipt of such lists or listings from the Companies, or by the Companies if they so elect. However, there can be no assurance that the Companies will respond to such request, and if the Companies fail to respond to such request, the Purchasers may be unable so mail such materials directly to such record holders.

2.       PROCEDURES FOR TENDERING NOTES AND SHARES

          Valid Tender. For a holder to validly tender Notes or Shares pursuant to the Offer, either (A) a properly completed and duly executed Letter(s) of Transmittal (or facsimile thereof) relating to the Notes, ACC Preferred Shares and/or TFC Common Shares tendered, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either definitive Notes ("Definitive Notes") or certificates for tendered Shares ("Share Certificates"), as the case


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may be, must be received by the Depositary at one of such addresses, or such
Notes or Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (B) the tendering holder must comply with the guaranteed delivery procedures set forth below.

          Book-Entry Transfer. The Depositary will establish accounts with respect to the Notes and the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Notes or Shares by causing the Book-Entry Transfer Facility to transfer such Notes or Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Notes or Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter(s) of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering holder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Notes or Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. DELIVERY TO THE DEPOSITARY IS ACCOMPLISHED ONLY WHEN ALL REQUIRED MATERIALS ARE RECEIVED BY THE DEPOSITARY.

          The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility that such participant has received and agrees to be bound by the terms of the Letter(s) of Transmittal and that the Purchasers may enforce such agreement against such participant.

          THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER(S) OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER. DEFINITIVE NOTES, SHARE CERTIFICATES, THE LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN

RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

          Signature Guarantees. No signature guarantee is required on a Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Notes or Shares) of Notes or Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Notes or Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letters of Transmittal. If Definitive Notes or Share Certificates are registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made or Definitive Notes or Share Certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Definitive Notes or Share Certificates surrendered, the tendered Definitive Notes or Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Definitive Notes or Share Certificates, with the signatures on the Definitive Notes, Share Certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letters of Transmittal.

          Guaranteed Delivery. If a holder desires to tender Notes or Shares pursuant to the Offer and such holder's Definitive Notes or Share Certificates are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such holder's tender may be effected if all the following conditions are met:

           (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchasers, is received by the Depositary, as provided below, prior to the Expiration Date; and

         (iii) the Definitive Notes or Share Certificates representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Notes or Shares), together with a properly completed and duly executed Letter(s) of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three New York

     Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

          A Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

          Notwithstanding any other provision hereof, payment for Notes or Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Definitive Notes or Share Certificates for such Shares (or a timely Book-Entry Confirmation with respect thereto), (b) Letter(s) of Transmittal (or facsimile thereof) relating to the Notes or Shares tendered, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letters of Transmittal. Accordingly, tendering holders may be paid at different times depending upon when Definitive Notes, Share Certificates or Book-Entry Confirmations with respect to Notes or Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE NOTES OR SHARES TO BE PAID BY THE PURCHASERS, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

          The Purchasers' acceptance for payment of Notes or Shares validly tendered pursuant to the Offer will constitute a binding agreement between the tendering holder and the Purchasers upon the terms and subject to the conditions of the Offer.

          Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering holder irrevocably appoints designees of the Purchasers as such holder's attorneys-in-fact and proxies in the manner set forth in the Letters of Transmittal, each with full power of substitution, to the full extent of such holder's rights with respect to the Notes or Shares tendered by such holder and accepted for payment by the Purchasers (and any and all other Notes or Shares or other securities issued or issuable in respect of such Notes or Shares). All such proxies will be irrevocable and considered coupled with an interest in the tendered Notes or Shares. Such appointment will be effective when, and only to the extent that, the Purchasers accept such Notes or Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such holder with respect to such Notes or Shares or other securities will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchasers will thereby be empowered to exercise all voting and other rights with respect to such Notes or Shares and other securities in respect of any annual, special, adjourned or postponed meeting of the issuing Company's shareholders or noteholders, as the case may be, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchasers reserve the right to require that, in order for Notes or Shares to be deemed validly tendered, immediately upon the Purchasers' acceptance for payment of such Notes or Shares, the Purchasers must be able to exercise full voting, consent and other rights with respect to such Notes or Shares and other securities or rights, including voting at any meeting of noteholders or shareholders.

          Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Notes or Shares will be determined by the Purchasers, in their sole discretion, whose determination will be final and binding on all parties. The Purchasers reserve the absolute right to reject any or all tenders determined by them not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchasers' counsel, be unlawful. The Purchasers also reserve the absolute right to waive any defect or irregularity in the tender of any Notes or Shares of any particular holder whether or not similar defects or irregularities are waived in the case of other holders, as determined by the Purchasers. No tender of Notes or Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived, as determined by the Purchasers. None of the Purchasers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchasers' interpretation of the terms and conditions of the Offer (including the Letters of Transmittal and the instructions thereto) will be final and binding on all parties.

          Backup Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer, a holder surrendering Shares or Notes in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such holder is not subject to backup withholding. If a holder does not provide such holder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such holder and the payment of cash to such holder pursuant to the Offer may be subject to backup withholding of 31% of the amount of such payment. All holders surrendering Notes or Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letters of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchasers and the Depositary). Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letters of Transmittal.

          Lost Definitive Notes or Share Certificates. If the Definitive Notes or Share Certificates which a registered holder wants to surrender have been lost or destroyed, that fact should be indicated in the appropriate space on the Letter of Transmittal. Certain representations and agreements contained in the Letter of Transmittal are required to be made by tendering holders who have lost their Definitive Notes or Share Certificates. In addition, the Information Agent or Depositary may forward to such registered holders additional documentation necessary to be completed in order to effectively surrender such lost or destroyed certificates. See Instruction 11 to the Letters of Transmittal. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Notes or Shares will be determined by the Purchasers, in their sole discretion, whose determination will be final and binding on all parties.

3.        WITHDRAWAL RIGHTS

          Except as otherwise provided in this Section 3, tenders of Notes and Shares pursuant to the Offer are irrevocable. Notes and Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchasers pursuant to the Offer, may also be withdrawn at any time after March 16, 1998 (or such later date as may apply in case the Offer is extended).

          For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Notes or Shares to be withdrawn, the principal amount of Notes or number of Shares to be withdrawn and the name of the registered holder of the Notes or Shares to be withdrawn, if different from the name of the person who tendered the Notes or Shares. If Definitive Notes or Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Definitive Notes or Share Certificates, the serial numbers shown on such Definitive Notes or Share Certificates must be submitted to the Depositary and, unless such Notes or Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Notes or Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Notes or Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

          Withdrawals of tenders of Notes or Shares may not be rescinded, and any Notes or Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Notes or Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

          All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchasers, in their sole discretion, whose determination will be final and binding on all parties. None of the Purchasers, the

Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.        ACCEPTANCE FOR PAYMENT AND PAYMENT

          If more than $30,000,000 principal amount of Notes, 1,100,000 ACC Preferred Shares or 1,950,000 TFC Common Shares are validly tendered on or prior to the Expiration Date and not properly withdrawn on or prior to the Expiration Date, the Purchasers will only accept for purchase, upon the terms and subject to the conditions of the Offer, and pay for, an aggregate of $30,000,000 principal amount of Notes, 1,100,000 ACC Preferred Shares and 1,950,000 TFC Common Shares so tendered, pro rata according to the principal amount of Notes and the number of ACC Preferred Shares and TFC Common Shares validly tendered and not properly withdrawn on or prior to the Expiration Date. If the principal amount of Notes validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to $30,000,000, the number of ACC Preferred Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 1,100,000 ACC Preferred Shares, or the number of TFC Common Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 1,950,000 TFC Common Shares, the Purchasers will purchase all Notes or Shares so tendered and not properly withdrawn, upon the terms and subject to the conditions of the Offer.

          If proration of tendered Notes or Shares is required, and because of the difficulty of determining the proration results, the Purchasers may not be able to announce the final results of such proration until at least approximately seven business days after the Expiration Date. Subject to the Purchasers' obligation under Rule 14e-1(c) under the Exchange Act to pay holders of Notes or Shares the Purchase Price in respect of Notes or Shares tendered or return those Notes or Shares promptly after the termination or withdrawal of the Offer, the Purchasers do not intend to pay for any Notes or Shares accepted for payment pursuant to the Offer until the final proration results are known.

          Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchasers will accept for payment and will pay for up to $30,000,000 principal amount of Notes, up to 1,100,000 ACC Preferred Shares and up to 1,950,000 TFC Common Shares, validly tendered and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Purchasers, in their sole discretion, whose determination will be final and binding on all parties. See Sections 1 and 13. The Purchasers expressly reserve the right, in their sole discretion, to delay acceptance for payment of or payment for Notes or Shares in order to comply in whole or in part with any applicable law. See Section 13. Any such delays will be effected in compliance with Rule

14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

          In all cases, payment for Notes and Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Definitive Notes or Share Certificates for such Shares (or a timely Book-Entry Confirmation with respect thereto), (b) the Letter(s) of Transmittal (or facsimile thereof) relating to the Notes and Shares tendered, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letters of Transmittal. The consideration per $1,000 principal amount of Notes paid to any Noteholder pursuant to the Offer will be the highest per Note consideration paid to any other holder pursuant to the Offer. The per ACC Preferred Share consideration paid to any holder of ACC Preferred Shares pursuant to the Offer will be the highest per ACC Preferred Share consideration paid to any other holder of ACC Preferred Shares pursuant to the Offer. The per TFC Common Share consideration paid to any holder of TFC Common Shares pursuant to the Offer will be the highest per TFC Common Share consideration paid to any other holder of TFC Common Shares pursuant to the Offer.

          For purposes of the Offer, the Purchasers will be deemed to have accepted for payment, and thereby purchased, up to $30,000,000 principal amount of Notes, up to 1,100,000 ACC Preferred Shares and up to 1,950,000 TFC Common Shares, validly tendered to the Purchasers and not withdrawn as, if and when the Purchasers give oral or written notice to the Depositary of the Purchasers' acceptance for payment of such Notes and Shares. Payment for Notes and Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for validly tendering holders for the purpose of receiving payment from the Purchasers and transmitting payment to tendering holders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE NOTES AND SHARES TO BE PAID BY THE PURCHASERS, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering holders, the Purchasers' obligations to make such payment shall be satisfied and tendering holders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Notes or Shares pursuant to the Offer. The Purchasers will pay any stock transfer taxes with respect to the transfer and sale to them or their order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letters of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

          If the Purchasers are delayed in their acceptance for payment of or payment for Notes or Shares or are unable to accept for payment or pay for Notes or Shares pursuant to the Offer for any reason, then, without prejudice to the Purchasers' rights under the Offer (but subject to compliance with Rule 14e-l(c) under the Exchange Act), the

Depositary may, nevertheless, on behalf of the Purchasers, retain tendered Notes or Shares, and such Notes or Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

          If any tendered Notes or Shares are not purchased pursuant to the Offer for any reason, Definitive Notes or Share Certificates for any such unpurchased Shares will be returned, without expense to the tendering holder (or, in the case of Notes or Shares delivered by book-entry transfer of such Notes or Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, such Notes or Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer. Notwithstanding the forgoing, in the event that a portion of the Notes or Shares represented by a tendered Definitive Note or Share Certificate has been tendered and a portion has not been tendered, or a portion has been accepted for payment and a portion has not been accepted for payment, and trustee for the Notes or, with respect to Shares, the issuing Company's transfer agent cannot or will not reissue Definitive Notes or Share Certificates representing any such Shares, the Purchasers will provide to the tendering holder a certificate of beneficial interest in the Notes or Shares that were not accepted for payment.

          The Purchasers reserve the right to transfer or assign, in whole or from time to time in part, to the Funds, or to one or more direct or indirect wholly owned subsidiaries of the Funds, the right to purchase Notes or Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchasers of their obligations under the Offer and will in no way prejudice the rights of tendering holders to receive payment for Notes or Shares validly tendered and accepted for payment pursuant to the Offer.

5.        CERTAIN FEDERAL INCOME TAX CONSEQUENCES

          The Purchasers believe that tenders of Notes and Shares pursuant to the offer may result in capital losses for many holders. Capital losses may be used to offset capital gains and the excess of capital losses over capital gains may be offset by non-corporate taxpayers against ordinary income, subject to an annual deduction limitation of $3,000 ($1,500 in the case of married individuals filing separately).

          The receipt of cash pursuant to the Offer will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for federal income tax purposes, a tendering holder will recognize gain or loss equal to the difference between the amount of cash received by the holder pursuant to the Offer and the aggregate tax basis in the Notes or Shares tendered by the holder and purchased pursuant to the Offer. If Notes or Shares are held by a holder as capital assets (i.e., generally assets held for investment), gain or loss recognized by the holder with respect to such Notes or Shares will generally be capital gain or loss.

          Capital gains recognized by a non-corporate holder will generally be taxed at a maximum federal marginal tax rate of 20% if the holder's holding period for the Notes or Shares exceeds 18 months and 28% if the holder's holding period for the Notes or Shares exceeds 12 months but does not exceed 18 months. Capital gains recognized by a corporate holder will be taxed at a maximum federal marginal tax rate of 35%. Holders of Notes who purchased them after original issuance, for an amount less than the principal amount of the Notes, will be required to treat a portion of any gain as ordinary income pursuant to the market discount provisions of the Code.

          THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE WITH RESPECT TO NOTES OR SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF NOTES OR SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF NOTES OR SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER.

6.        PRICE RANGE OF NOTES AND SHARES; INTEREST
          AND DIVIDENDS ON THE NOTES AND SHARES

          Based on ACC's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1995 (the "ACC September 1995 Form 10-Q"), the most recent filing made by ACC with the Commission, as of September 30, 1995 there was approximately $78.5 million principal amount of Notes outstanding and as of June 30, 1995, there were 2,092,997 ACC Preferred Shares outstanding. Based on TFC's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1995 (the "TFC September 1995 Form 10-Q"), the most recent filing made by TFC with the Commission, as of September 30, 1995 there were 9,806,324 TFC Common Shares outstanding. Based on TFC's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "TFC 1994 Form 10-K"), at December 31, 1992, there were approximately 1,676 holders of record of TFC Common Shares.

          Based on the TFC 1994 Form 10-K, until July 20, 1992, the TFC Common Shares were listed on the New York Stock Exchange (the "NYSE"). On July 20, 1992 the TFC Common Shares were delisted from trading on the NYSE. The Purchasers have been unable to locate any trading information with respect to the Notes. Based upon information obtained from National Quotation Bureau, LLC (the "NQB"), the most recent trade of ACC Preferred Shares (which is the only trade reported by the NQB), occurred on November 14, 1991 at a price of $3 1/4 per share, as recorded in the Standard and Poor's Daily Stock Price Record, American Stock Exchange Composite. Based upon information obtained from the NQB, the high and low bid and ask prices for the TFC Common Stock were as follows for the period ending on September 28, 1992, the last available date, as reported in the "Pink Sheets:"


                                         Bid Prices           Ask Prices

                                       High       Low       High       Low
July 29 through September 28, 1992     $0.01     $0.01      $0.10     $0.05

As of the date hereof, there is no established public trading market for the Notes or the Shares.

          The following description of the ACC Preferred Shares and the Notes is excerpted from 1994 ACC Form 10-K:

          "[ACC]'s Series A Preferred Stock [i.e., the ACC Preferred Shares] provides for dividends payable in cash or common stock (valued at 80% of its average closing sales price during a specified period), or a combination thereof on a quarterly basis. On March 5, 1990, [ACC]'s shareholders approved amendments to the Preferred Stock which provided for a special dividend of 0.3 additional shares of Preferred Stock and 1.39 Warrants of a new class of Common Stock purchase warrants ("Class C Warrants") for each outstanding share of Preferred Stock. As a result of the special dividend, 482,997 shares of Series A Preferred Stock and 2,237,897 Class C Warrants were issued on March 23, 1990. As part of the approved modifications, all dividends on the Preferred Stock payable between March 15, 1990 and March 15, 1992 were eliminated.

          "[ACC] has not made dividend payments aggregating $7.8 million per year since 1992 on its Preferred Stock. The terms of the Preferred Stock provide that if the full amount of accumulated dividends then due is not
     (i) paid or (ii) declared and funds or shares of Common Stock sufficient to pay such amount set aside for payment of dividends when due on a dividend payment date (a "Dividend Default"), the holder of each share of Preferred Stock shall be entitled to the right (a "Penalty Conversion Right"), on the two business days following the thirtieth day after such dividend payment date (each a "Penalty Conversion Date"), at the option of such holder, in lieu of all dividends which have accrued but remain unpaid whether or not declared), and notwithstanding that such Dividend Default may have been cured, to convert each share of Preferred Stock as to which there is a Dividend Default into the number of shares of Common Stock equal to a fraction, the numerator of which is the liquidation preference of such share, plus all accrued and unpaid dividends on such share to the Penalty Conversion Date, whether or not declared, and the denominator of which is 75% of the lowest Closing Sale Price (as defined below) of the Common Stock during the period beginning on the dividend payment date immediately preceding the Penalty Conversion Date and ending five trading days prior to the Penalty Conversion Date. The term "Closing Sale Price" is defined for purposes of this provision as the closing sale price (or if no such price is reported, the closing bid price) on such date as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional stock exchange, as reported by NASDAQ or the National Quotation Bureau Incorporated, then such price shall be as determined by [ACC]'s Board of Directors in good faith, such determination to be conclusive.

          "However, the terms of the Preferred Stock also provide that if any of certain circumstances shall then exist that makes delivery of Common Stock by [ACC] in satisfaction of a Penalty Conversion Right unlawful or that limits the tradeability or transferability of such Common Stock, then the holders of the outstanding Preferred Stock, voting as a series, shall have the exclusive right to vote for and to elect two directors of [ACC] (the size of the Board being increased by such two directors), and the Penalty Conversion Right with respect to the Preferred Stock shall not terminate at the end of the two business days following the Penalty Conversion Date, but shall remain exercisable at any time until and including the thirtieth calendar day after the day on which no circumstances shall continue to exist. The number of shares of Common Stock into which each share of Preferred Stock shall be convertible upon the exercise of such an extended Penalty Conversion Right shall be equal to a fraction, the numerator of which is the liquidation preference of such share plus an amount equal to all accrued and unpaid dividends thereon, whether or not declared, to the date of the exercise of such extended Penalty Conversion Right, and the denominator of which is 75% of the lowest Closing Sale Price (as defined) of the Common Stock during the period beginning on the dividend payment date with respect to which the Dividend Default giving rise to each extended Penalty Conversion Right originally occurred and ending five trading days prior to such date of exercise.

          "The terms of the Preferred Stock define the circumstances which would give rise to an extension of the Penalty Conversion Rights (each a "Penalty Conversion Right Extension") as follows:

          "(a) the number of shares of Common Stock at the time authorized, unissued and unreserved for all other purposes or held in [ACC]'s treasury is insufficient to satisfy [ACC]'s obligations with respect to the conversion of Series A Preferred Stock pursuant to any such Penalty Conversion Right; (b) the issuance or delivery of shares of Common Stock in satisfaction of any such Penalty Conversion Right would require registration with or approval of any governmental authority under any law or regulation, and such registration or approval has not been effected or obtained; (c) the shares of Common Stock to be issued in satisfaction of any such Penalty Conversion Right have not been authorized for listing, upon official notice of issuance, on any United States national or regional securities exchange on which such Common Stock is listed; (d) the Penalty Conversion Price is less than the then par value of the Common Stock; (e) the Common Stock would not be transferable without restriction by unaffiliated holders of Series A Preferred Stock who would receive such Common Stock upon exercise of any such Penalty Conversion Right.

          "[ACC] believes that at least one Penalty Conversion Right Extending Event currently exists. In particular, the Common Stock is no longer listed on a United States national or regional securities exchange or traded in the over-the-counter market, nor have the shares of Common Stock to be issued in satisfaction of such Penalty Conversion Right been authorized for listing upon official notice of issuance, on any United States national or regional securities exchange. In addition, based on the most recent sales data of which [ACC] is aware, [ACC] believes that the Penalty Conversion Price would be less than the then current par value of the Common Stock and that the number of shares of Common Stock authorized would be insufficient to satisfy [ACC]'s obligations with respect to the conversion of the Preferred Stock.

          "Since for various reasons, including that any shares issued for less than par value could subject persons to whom such shares are issued to personal liability, it is unlikely that any shares would be issued for less than their par value. Accordingly, based on a Penalty Conversion Price of $.10 per share of Common Stock (the current par value of the Common Stock), unless the par value of the Common Stock is changed, the outstanding Preferred Stock could be convertible into an excess of 520,000,000 shares of Common Stock (approximately 96% of the total pro forma number of outstanding shares of Common Stock). At March 1, 1993, less than 80,000,000 shares of the Common Stock had been authorized and not otherwise issued (although a portion of such shares had been previously reserved for issuance upon conversion of outstanding warrants of [ACC]). Accordingly, unless additional action is taken by [ACC]'s Board of Directors and its shareholders to increase the number of authorized shares of Common Stock or change the par value of the Common Stock, it is unlikely that circumstance will ever permit the holders of Preferred Stock to exercise their Penalty Conversion Rights in full. At the current time it is uncertain whether holders of the Preferred Stock would attempt to convert their Preferred Stock and the results of any such attempts to convert are uncertain. Due to the large number of shares of Common Stock that would be issuable upon conversion, any such conversion would have a substantial dilutive impact on the existing holders of [ACC]'s Common Stock and could result in a loss of substantially all of the value of the Common Stock.

          "[ACC]'s ability to pay dividends is restricted by the Indenture between [ACC] and Sun Bank, N.A. as Trustee ("Indenture") relating to [ACC]'s 8.40% Subordinated Notes due June 15, 1993 ("Subordinated Notes") and by certain restrictions imposed on the payment of dividends by Transohio. The Indenture limits the sum of all dividends (other than stock dividends) on and purchases or redemptions of common stock of [ACC] to the sum of (i) 50% of Consolidated Net Income (as defined in the Indenture),
     (ii) the principal amount of debt (reduced by related debt discount and deferred note expense) converted into or exchanged for stock, and (iii) the net proceeds from the sale of capital stock, each subsequent to March 31, 1985. In addition, no dividends may be paid while [ACC] is in default with respect to any interest or sinking fund payments."

7.        EFFECT OF THE OFFER ON THE MARKET FOR THE NOTES AND THE
          SHARES; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

          Market for the Notes and the Shares. Based on the ACC September 1995 Form 10-Q, as of September 30, 1995 there was approximately $78.5 million principal amount of Notes outstanding and as of June 30, 1995, there were 2,092,997 ACC Preferred Shares outstanding. Based on the TFC September 1995 Form 10-Q, as of September 30, 1995 there were 9,806,324 TFC Common Shares outstanding. The purchase of Notes and Shares pursuant to the Offer will reduce the number of holders of Notes and Shares and the number of Notes and Shares that might otherwise trade in the over-the-counter market, and could adversely affect the liquidity and market value of the remaining Notes and Shares held by the public.

          Exchange Act Registration. The Purchasers believe that the Shares are currently registered under the Exchange Act. Each class of Shares may be eligible for deregistration either prior to or after the Offer depending upon certain circumstances, including the number of record holders of the Shares at such time. Registration of either class of Shares under the Exchange Act may be terminated upon application of the issuer thereof to the Commission if such class of Shares is neither listed on a national securities exchange nor held by 500 or more holders of record, where total assets of the issuer have not exceeded $10 million on the last day of the issuer's three most recent fiscal years. In order to be eligible to effect such termination, however, the issuer must be current on its periodic reporting requirements under the Exchange Act. The Purchasers believe that neither Company has filed reports under the Exchange Act since the filing of the Companies' respective Quarterly Reports on Form 10-Q for the quarter ended September 30, 1995, and that neither Company is therefore current on such periodic reporting requirements.

                   Termination of registration of each of the ACC Preferred Shares and the TFC Common Shares under the Exchange Act would substantially reduce the information required to be furnished by each of ACC and TFC to its shareholders and to the Commission. Termination would also make certain provisions of the Exchange Act no longer applicable to such issuer, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of such issuers and persons holding "restricted securities" of such issuers to dispose of such securities in compliance with Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, would be eliminated, although Rule 144 and Rule 144A would appear to be currently unavailable to such affiliates because of the absence of currently available information concerning either Company.

          Margin Securities. The Purchasers believe that neither the ACC Preferred Shares nor the TFC Common Shares constitute margin securities under the regulations of the Board of Governors of the Federal Reserve System.

8.        CERTAIN INFORMATION CONCERNING THE COMPANIES

          The following information has been excerpted from the ACC 1994 Form 10-K, the most recent annual report on Form 10-K filed by ACC:

          "[ACC] owns approximately 65.19% of the common shares of [TFC]. [TFC] in turn owns 100% of the common stock of [Transohio]. After the close of business on July 10, 1992, the [OTS] placed Transohio in receivership and chartered a new federal mutual institution, Transohio Federal Savings Bank ("Transohio Federal"), to assume certain assets and liabilities of Transohio. Transohio Federal will operate in conservatorship under the management of the Resolution Trust Corporation. [ACC] and [TFC] do not expect any recovery of value from the Transohio shares.

          "[ACC]'s basis in its [TFC] shares was charged off during the year ended December 31, 1991, and therefore, there were no further charges to operations as a result of the OTS action.

          "[ACC] no longer has an active business.

          "On July 20, 1990, [TFC], Transohio and [ACC] filed suit against the OTS and the [FDIC] in the United States District Court for the District of Columbia. The suit charges that these government agencies have breached a contract entered into in 1986 by the Companies, the [Federal Savings & Loan Insurance Corporation ("FSLIC")] and the Federal Home Loan Bank Board ("FHLBB"), the predecessors of the FDIC and OTS, respectively. In the contract, the FSLIC and FHLBB agreed that the FSLIC capital contributions and other supervisory goodwill pertaining to Transohio's acquisitions of Citizens and Dollar would be treated as regulatory capital by Transohio. The Companies allege that through its interpretation of [the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA")], the OTS denied Transohio the inclusion of such supervisory goodwill in regulatory capital as agreed and that this breach of contract constitutes an unlawful seizure of its property without just compensation and without due process of law, both in violation of the Fifth Amendment to the United States Constitution. The OTS denies the claims, states that their posture is consistent with congressional authorities and asserts that Transohio would have been seized even if regulatory capital treatment was allowed. In pursuing injunctive relief prior to its receivership, Transohio received unfavorable rulings with respect to its claims. Other similarly situated companies have had success in the Court of Claims and [ACC] intends to pursue a filing in the Court of Claims. [ACC]'s litigation strategy is impacted by limited funds available to pursue its claims. No estimate of recovery from litigation can be made at this time."

          The following information has been excerpted from the TFC 1994 Form 10-K, the most recent annual report on Form 10-K filed by TFC:

          "[TFC] owns all of the common stock of [Transohio]. At December 31, 1994, approximately 65% of the outstanding shares of [TFC] were owned by [ACC].

          "After the close of business on July 10, 1992, the [OTS] placed Transohio in receivership and chartered a new federal mutual institution, Transohio Federal Savings Bank ("Transohio Federal"), to assume certain assets and liabilities of Transohio. Transohio Federal will operate in conservatorship under the management of the Resolution Trust Corporation. [TFC] does not expect any recovery of value from the Transohio shares.

          "[TFC] no longer has an active business.

          "On July 20, 1990, [TFC], Transohio and [ACC] ("Companies") filed suit against the OTS and the Federal Deposit Insurance Corporation ("FDIC") in the United States District Court for the District of Columbia. The suit charges that these government agencies have breached a contract entered into in 1986 by the Companies, the FSLIC and the Federal Home Loan Bank Boards ("FHLBB"), the predecessors of the FDIC and OTS, respectively. In the contract, the FSLIC and FHLBB agreed that the FSLIC capital contributions and other supervisory goodwill pertaining to Transohio's acquisitions of Citizens [Federal Savings and Loan Association of Cleveland] and Dollar [Savings Bank of Columbus, Ohio] would be treated as regulatory capital by Transohio. The Companies allege that through its interpretation of FIRREA, the OTS denied Transohio the inclusion of such supervisory goodwill in regulatory capital as agreed and that this breach of contract constitutes an unlawful seizure of its property without just compensation and without due process of law, both in violation of the Fifth Amendment to the United States Constitution. The OTS denies the claims, states that their posture is consistent with congressional authorities and asserts that Transohio would have been seized even if regulatory capital treatment was allowed. In pursuing injunctive relief prior to its receivership, Transohio received unfavorable rulings with respect to its claims. Other similarly situated companies have had success in the Court of Claims and [TFC] intends to pursue in filing in the Court of Claims. [TFC]'s litigation strategy is impacted by limited funds available to pursue its claims. No estimate of recovery from litigation can be made at this time."

          While each of the Companies has filed quarterly reports on Form 10-Q for the first three quarters of 1995, such quarterly reports do not provide updated information with respect to the matters disclosed in the foregoing excerpts.

          Prior to its seizure by the OTS, Transohio had been an Ohio chartered building and loan association since January 16, 1987; prior thereto, it was a federally chartered savings bank formed in December, 1970. Transohio was a member of the Federal Home Loan Bank ("FHLB") of Cincinnati, and its deposits were insured by the Savings Association Insurance Fund ("SAIF") of the FDIC. As of December 31, 1991 Transohio operated through 65 branch offices located in Ohio, and had its headquarters in Cleveland.

p
                                       21

          On August 8, 1995, ACC and TFC ("Plaintiffs") instituted a suit (the "Action") against the United States of America ("Defendant") in the U.S. Court of Federal Claims (the "Claims Court"). The complaint in the Action alleges that in connection with certain government-assisted acquisitions by Plaintiffs in the 1980's, Defendant (through its agencies the FHLBB and FSLIC), in exchange for the purchase of certain assets and assumption of certain liabilities of Defendant by Transohio, agreed among other things to provide Transohio with more than $107 million of capital credits and authorized Transohio to treat those credits and supervisory goodwill as part of regulatory capital. The complaint further alleges that in connection with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), Defendant caused Transohio to write off such capital credits and supervisory goodwill. Plaintiffs allege breach of contract by the United States, resulting in substantial injury to Plaintiffs, effecting a taking of Plaintiff's property without just compensation and unjustly enriching Defendant at the expense of Plaintiffs. Plaintiffs seek compensation for the damages caused by the breach, just compensation for the property taken, and disgorgement of the amounts by which Defendant has been unjustly enriched. Plaintiffs' claims are separate and distinct from the claims of Transohio. An agency of Defendant now serves as the receiver for Transohio and is maintaining Transohio's claims against Defendant. There are several similar cases pending before the Claims Court. No prediction as to the outcome of Plaintiffs' case can be made at this time.

          The case is one of several similar cases pending before the Claims Court. The Action was stayed pending the outcome of certain other suits. On July 1, 1996, the U.S. Supreme Court held that the government was liable to certain other plaintiff thrift holding companies in cases arising out of similar facts patterns (the "Winstar Litigation"). Further information regarding the Winstar Litigation is set forth below.

          Since the termination of Resolution Trust Corporation in 1995, the FDIC has acted as receiver for Transohio, and has been granted leave to intervene in the litigation on behalf of Transohio in its capacity as receiver. Plaintiffs and the FDIC filed a Second Amended Complaint on April 15, 1997. The Purchasers believe that the FDIC has intervened in the Action principally to recover any losses on account of the receivership of Transohio that were paid out by the insurance fund. The Purchasers also believe that the FDIC will assert that, under applicable FDIC regulations, the FDIC's claim will be senior to the claims of TFC, as Transohio's sole stockholder. The Purchasers further believe that it is not possible to predict how the Claims Court will resolve the FDIC's claims, or the timing of any such resolution.

          On December 22, 1997, the Claims Court ruled in favor of the plaintiffs on the issue of liability in four cases involving financial institutions other than Transohio. These four cases were selected as "Test Cases" for the purposes of extending summary judgement from the Supreme Court's decision in the Winstar Litigation. The Claims Court ordered that, in all Winstar-related cases where there are pending summary judgment motions or cross-motions filed by plaintiffs, the defendant must show cause, within 60 days, why those motions should not be granted, and liability found on all Winstar contract issues based upon its December 22, 1997 decision. The government has vigorously defended its position as to both liability and damages. No assurance as to an outcome of this process can be made.

          Proceedings in the Action had been stayed pending a decision by the Supreme Court of the United States in three cases involving claims by banks against the United States for, among other things, breach of contract based upon the elimination by FIRREA of the treatment of goodwill and capital credits contemplated at the time the ailing thrifts were taken over by healthier thrifts or other investors. On July 1, 1996, the Supreme Court decided an appeal in three of these cases brought against the government (the "Winstar Cases"). The plaintiffs were Winstar Corporation, Glendale Federal Bank FSB and The Statesman Group, Inc. In the Winstar Cases, based upon their facts and circumstances and based upon the documents relating to the plaintiffs' acquisitions of ailing savings institutions, the Claims Court had granted summary judgment on the issue of liability in favor of the plaintiffs. Thereafter a panel of the Court of Appeals for the Federal Circuit (the "Federal Circuit") reversed the summary judgments granted in favor of the plaintiffs and ruled against them. Subsequently, the Federal Circuit, sitting en banc, reversed the panel's decision and ruled in favor of the plaintiffs. The Government then sought a further review in the Supreme Court. In its July 1996 decision, the Supreme Court affirmed the judgments of liability in favor of the plaintiffs, holding that, based upon the language of the applicable documents executed in connection with plaintiffs' take-over of ailing thrifts, such plaintiffs have stated claims for breach of contract against the government. Because the Claims Court had not made any findings as to whether the plaintiffs had suffered damages and, if so, in what amount, the Supreme Court remanded for further proceedings consistent with its opinion. Since the Supreme Court's decision in July 1996, the Claims Court has conducted evidentiary proceedings in which it took testimony and reviewed documentary evidence on the measure and amount of damages regarding the claim of Glendale Federal Bank FSB. The government has opposed Glendale's claim for damages. Although in published reports the presiding judge made remarks favorable to the plaintiffs prior to hearing evidence from the government, the Court has not yet rendered a decision on the measure or the amount of damages to which Glendale may be entitled. The Court has not yet begun to hear evidence concerning damages to which any other plaintiffs may be entitled. Following any decision on damages, it is anticipated that one or both parties may appeal to the Federal Circuit. There can be no prediction whether the Claims Court will make a damage award or when any such damage award will become final, nonappealable and enforceable.

          Although the plaintiffs in the Winstar Cases prevailed in the Supreme Court and the plaintiffs in the four "Test Cases" prevailed in the Claims Court, such decisions are not necessarily dispositive of the outcome of the Action. A court may still determine that the Plaintiffs' claims involve sufficiently different facts and/or legal issues as to render the Winstar Cases inapplicable to the Action and thereby result in a different conclusion from that of the Winstar Cases. Moreover, the damages portion of the claims presented by the

Winstar plaintiffs remain to be litigated and could take several years to resolve. The government has vigorously defended its position as to both liability and damages.

          Following any decision on liability with respect to the Action, it is possible that one or both parties may seek to appeal to the Federal Circuit. It is uncertain when any such judgment will become final, nonappealable and enforceable. If the Claims Court rules in favor of the Plaintiffs on the issue of liability and, assuming there are one or more appeals from that decision, if the judgment of liability is upheld following any such appeals, it would nevertheless be uncertain when the Claims Court would conduct proceedings on damages and, following a decision, if any, on damages and any appeals from such decision, when any such decision would become final. The measure and amount of damages, if any, are uncertain.

          In the ACC 1994 Form 10-K, ACC reported that it has not made interest payments aggregating in excess of $23.3 million due in 1993, 1992, 1991 and 1990 on its approximately 78.5 million of Notes. ACC also reported that interest accruals were discontinued upon maturity of the Notes, although the Purchasers have found no basis for this discontinuance in the indenture governing the Notes. The Purchasers believe that as of December 16, 1997, these notes remained in default. ACC also reported that it has not made dividend payments aggregating $7.8 million per year since 1992 on the ACC Preferred Shares.

          ACC and TFC were named in a claim by the holder of a note issued by Transohio, seeking recovery of investment losses. Press reports indicate that the Companies agreed to a settlement requiring an immediate cash payment of approximately $70,000 and a future payment of approximately $970,000 should TFC receive any money as the result of its litigation against the government.

          By tendering Notes or Shares pursuant to the Offer, holders will relinquish any and all rights, as holders, to any benefits as holders or derivative plaintiffs of the outcome of the Action, and any other benefits that may have accrued or may hereafter accrue to holders from any other source.

          Set forth in Annex A attached hereto is certain selected consolidated financial information with respect to ACC excerpted from information contained in the ACC 1994 Form 10-K and the ACC September 1995 Form 10-Q. Set forth in Annex B attached hereto is certain selected consolidated financial information with respect to TFC excerpted from information contained in the TFC 1994 Form 10-K and the TFC September 1995 Form 10-Q. More comprehensive financial information is included in the ACC 1994 Form 10-K, the ACC September 1995 Form 10-Q, the TFC 1994 Form 10-K and the TFC September 1995 Form 10-Q, and the selected consolidated financial information contained in such Annexes is qualified in its entirety by reference to such documents and all the financial information (including any related notes) contained therein. The ACC 1994 Form 10-K, the ACC September 1995 Form 10-Q, the TFC 1994 Form 10-K and the TFC

September 1995 Form 10-Q should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information." Set forth in Annex C attached hereto is certain financial information with respect to the estate of Transohio, which has been obtained from the FDIC.

          Available Information. Each Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning a Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. The Purchasers believe that neither Company has filed reports under the Exchange Act since the filing of the Companies' respective Quarterly Reports on Form 10-Q for the quarter ended September 30, 1995, and that neither Company has filed a proxy statement since 1991. Such reports, proxy statements and other information, may be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549.

          The information concerning the Companies contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Purchasers have no knowledge that any such information is untrue, the Purchasers take no responsibility for the accuracy or completeness of such information or for any failure by either Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

 9.       CERTAIN INFORMATION CONCERNING THE PURCHASERS AND THE FUNDS

          Purchaser LLC is newly organized and is wholly owned by Investment LLC. Purchaser Corp. is newly organized and is wholly owned by Investment Corp. Neither of the Purchasers has conducted any business other than in connection with the Offer. The Funds were formed to engage in the buying and selling of securities for investment for their own accounts. JL Advisors II, LLC, a Delaware limited liability company ("Advisors"), is the sole managing member of Investments LLC. JL Associates II, LLC, a Delaware limited liability company ("Associates"), is the investment manager of Investments Corp. Michael L. Lewittes and Jaffe Capital Management Group, L.L.C., a Delaware limited liability company controlled by Robert S. Jaffe, are the sole members and the managers of Advisors and Associates. Messrs. Jaffe and Lewittes are U.S. citizens. The principal executive offices of Messrs. Jaffe and Lewittes, Advisors, Associates, Investments LLC and Purchaser LLC are located at 520 Madison Avenue, 7th Floor, New York, New York 10022. The principal executive offices of Investments Corp. and Purchaser Corp. are located at c/o International Fund Administration, Ltd., 48 Par-la-Ville Road, Suite 464, Hamilton HM11, Bermuda.

          Investments LLC and Investments Corp. have aggregate equity capital contribution commitments of $17.25 million and have committed to fund sufficient equity capital to the Purchasers to pay for the Notes and Shares to be purchased hereunder, plus related fees and expenses. The Purchasers have agreed to allocate between themselves the Notes and Shares purchased hereunder at the time of acceptance of Notes and Shares for payment.

          None of the Funds or the Purchasers, or, to the best knowledge of the Funds or the Purchasers, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of such persons, beneficially owns any equity security in the Companies, and none of the Funds, the Purchasers, or, to the best knowledge of the Funds or the Purchasers, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of either of the Companies during the past 60 days.

          Except as set forth in this Offer to Purchase, none of the Funds or the Purchasers, or, to the best knowledge of the Funds and the Purchasers, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of either of the Companies, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Companies, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

          None of the Funds or the Purchasers, or, to the best knowledge of the Funds and the Purchasers, any of the persons listed in Schedule I hereto has had any transactions with either of the Companies, or any of their respective executive officers, directors or affiliates that would require reporting under the rules of the Commission.

          To the best of the knowledge of the Purchasers and the Funds, there have been no contacts, negotiations or transactions between the Funds or the Purchasers, or their respective subsidiaries, or, to the best knowledge of the Funds and the Purchasers, any of the persons listed in Schedule I hereto, on the one hand, and the Companies or their respective executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the Commission.

          The Purchasers have entered into an agreement (the "Filing Agreement") pursuant to which the Purchasers have agreed to file the Schedule 14D-1 jointly and concurrently issue this Offer to Purchase and make the Offer. The Filing Agreement provides that the Purchasers will allocate between themselves at the time of the acceptance for payment any Notes and Shares purchased pursuant to the Offer. The Filing Agreement further provides that, at the time of payment for Notes and Shares, due to the desire of Purchaser Corp. to hold any Notes and Shares purchased by it solely for passive investment purposes, all collective action by the Purchasers will cease, and each Purchaser will be permitted to take any actions with respect to the Notes and Shares deemed necessary or appropriate by such Purchaser.

          JL Advisors, LLC ("JL Advisors"),an affiliate of Investments LLC, has entered into a consulting agreement (the "Consulting Agreement") with Collectible Certificates LLC, a Delaware limited liability company ("Collectible"), which provides that Collectible will consult with and advise JL Advisors and any entities, including the Funds and the Purchasers, organized by JL Advisors to acquire interests in existing or formerly existing entities, including Transohio (each, an "Institution"), that have asserted either directly, or derivatively, certain claims against the United States. Collectible agreed to reimburse JL Advisors for the legal and other costs of organizing the initial investment entity and those incurred in connection with the preparation of the Consulting Agreement. The Consulting Agreement terminates on November 30, 1998, provided that the Consulting Agreement will continue so long as certain investment vehicles retain any portion of any interest in an Institution. The Consulting Agreement provides that through November 30, 1998, Collectible will receive basic compensation at the rate of $100,000 per annum, payable monthly in arrears. In addition to such Basic Compensation, Collectible will receive, as additional compensation, 7 1/2% of the "Realized Net Profits" received with respect to interests in Institutions, determined and paid as provided in the Consulting Agreement. JL Advisors has agreed to provide to managing member of Collectible, until November 30, 1998, without charge, an office within JL Advisors's office space, computer access and telephone usage, as well as reimbursement for travel and other out-of-pocket expenses previously approved by such affiliate.

10.       SOURCE AND AMOUNT OF FUNDS

          The total amount of funds required by the Purchasers to purchase all of the Notes and Shares pursuant to the Offer and to pay related fees and expenses incurred in connection with the Offer is estimated at $800,000. Investments LLC and Investments Corp. have aggregate equity capital contribution commitments of $17.25 million and have committed to fund sufficient equity capital to the Purchasers to pay for the Notes and Shares to be purchased hereunder, plus related fees and expenses. The Purchasers have agreed to allocate between themselves the Notes and Shares purchased hereunder at the time of acceptance of Notes and Shares for payment.

11.       PURPOSE OF THE OFFER

          The purpose of the Offer is to make, through the purchase of Notes and Shares, a speculative investment in any surplus or excess funds remaining on account of the interest of TFC in Transohio after the outcome of all litigation and satisfaction of all liabilities of Transohio. By tendering Notes and Shares pursuant to the Offer, holders will relinquish any rights, as holders, to any benefits to either Company of the existence of any such surplus or excess funds. Transohio no longer operates an ongoing business and, to Purchasers' knowledge, it no longer has a board of directors or management. However, to the extent information is available, the Purchasers intend to continuously evaluate the Companies and their respective prospects, and the Purchasers reserve the right to change their plans and intentions.

          Holders of ACC Preferred Shares have certain rights, including the right to elect two members of the ACC board of directors during the continuance of a default in the payment of dividends on the ACC Preferred Shares and the right to convert their ACC Preferred Shares into shares of ACC common stock. However, the ACC 1994 Form 10-K indicates that such conversion right could be subject to certain impediments as set forth in Section 6. Notwithstanding such impediments, the Purchasers believe that, if they were to acquire all of the ACC Preferred Shares that are the subject of the Offer, such ACC Preferred Shares would be convertible into a majority of the ACC common stock. The Purchasers reserve the right to convert any ACC Preferred Shares accepted for payment and paid for hereunder and to vote ACC Preferred Shares to elect the two directors that may be elected by the holders of the ACC Preferred Shares, depending upon the number of ACC Preferred Shares tendered and the intentions expressed by management of the Companies to continue the present course of the Companies' conduct, although the Purchasers have no current plans so to convert or vote ACC Preferred Shares. The Purchasers have no current plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving either Company (other than the distribution of funds, if any, received from the Action (as defined in Section
8) by the Companies to the holders of the Notes and Shares in accordance with the charter documents and other instruments defining the rights of such holders, and the applicable rules of the FDIC with respect to priorities of distributions by receivers of failed institutions), sale or transfer of any material amount of assets of either Company, any change in the board of directors or management of either Company, any change in the capitalization or dividend policy of either Company, or any other change in either Company's corporate structure or business. However, to the extent information is available, the Purchasers intend to continuously evaluate the Companies and their respective prospects, and the Purchasers reserve the right to change their plans and intentions.

12.       DIVIDENDS AND DISTRIBUTIONS

          If, with effect after September 30, 1995, ACC should (a) split, combine or otherwise change the ACC Preferred Shares or its capitalization from that disclosed in the ACC September 1995 Form 10-Q, (b) acquire or otherwise cause a reduction in the number of outstanding ACC Preferred Shares or other securities or (c) issue or sell additional ACC Preferred Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire any of the foregoing, then, subject to the provisions of
Section 13 hereof, the Purchasers, in their sole discretion, may make such adjustments as they deem appropriate in the offer price for the ACC Preferred Shares and other terms of the Offer, including without limitation, the number or type of securities offered to be purchased.

          If, with effect after September 30, 1995, ACC should declare or pay any cash dividend on the ACC Preferred Shares or other distribution on the ACC Preferred Shares, or issue with respect to the ACC Preferred Shares any additional ACC Preferred Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to holders of record on a date prior to the transfer of the ACC Preferred Shares purchased pursuant to the Offer to Purchase, or their nominees or transferees on ACC's stock transfer records, then, subject to the provisions of Section 13 hereof, (a) the offer price for the ACC Preferred Shares may, in the sole discretion of the Purchasers, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering holders will (i) be received and held by the tendering holders for the account of the Purchasers and will be required to be promptly remitted and transferred by each tendering holder to the Depositary for the account of the Purchasers, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchasers, be exercised for the benefit of the Purchasers, in which case the proceeds of such exercise will promptly be remitted to the Purchasers. Pending such remittance and subject to applicable law, the Purchasers will be entitled to all rights and privileges as owners of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by the Purchasers in their sole discretion.

          If, with effect after September 30, 1995, TFC should (a) split, combine or otherwise change the TFC Common Shares or its capitalization from that disclosed in the TFC September 1995 Form 10-Q, (b) acquire or otherwise cause a reduction in the number of outstanding TFC Common Shares or other securities or (c) issue or sell additional TFC Common Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire any of the foregoing, then, subject to the provisions of Section 13 hereof, the Purchasers, in their sole discretion, may make such adjustments as they deem appropriate in the offer price for the TFC Common Shares and other terms of the Offer, including without limitation, the number or type of securities offered to be purchased.

          If, with effect after September 30, 1995, TFC should declare or pay any cash dividend on the TFC Common Shares or other distribution on the TFC Common Shares, or issue with respect to the TFC Common Shares any additional TFC Common Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to holders of record on a date prior to the transfer of the TFC Common Shares purchased pursuant to the Offer to Purchase, or their nominees or transferees on TFC's stock transfer records, then, subject to the provisions of Section 13 hereof, (a) the offer price for the TFC Common Shares may, in the sole discretion of the Purchasers, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering holders will
(i) be received and held by the tendering holders for the account of the Purchasers and will be required to be promptly remitted and transferred by each tendering holder to the Depositary for the account of the Purchasers, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchasers, be exercised for the benefit of the Purchasers, in which case the proceeds of such exercise will promptly be remitted to the Purchasers. Pending such remittance and subject to applicable law, the Purchasers will be entitled to all rights and privileges as owners of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the offer price the amount or value thereof, as determined by the Purchasers in their sole discretion.

13.       CERTAIN CONDITIONS OF THE OFFER

          Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchasers' rights to extend and amend the Offer at any time in their sole discretion, the Purchasers shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after termination or withdrawal of such bidder's offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Notes or Shares, or may terminate or amend the Offer as to any Notes or Shares not then paid for, if any of the following events shall have occurred or be deemed by Purchasers to have occurred:

          a. there shall be threatened, instituted or pending any action, proceeding, application or counterclaim by any government or governmental, regulatory or administrative authority or agency, domestic, foreign or supranational (each, a "Governmental Entity"), or by any other person, domestic or foreign, before any court or Governmental Entity, (i) (A) challenging or seeking to, or which is reasonably likely to, make illegal, delay or otherwise directly or indirectly restrain or prohibit, or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, in addition to those required by Federal securities laws (each as in effect on the date of this Offer to Purchase), in connection with the making of the Offer, the acceptance for payment of, or payment for, some of or all the Notes or Shares by Purchasers, the Funds or any other affiliate of the Funds, (B) seeking to obtain material damages or
     (C) otherwise directly or indirectly relating to the Offer, (ii) seeking to prohibit the ownership by Purchasers, the Funds or any other affiliate of the Funds of all or any portion of the Notes or Shares or of the business or assets of Purchasers, the Funds or any other affiliate of the Funds or to compel Purchasers, the Funds or any other affiliate of the Funds to dispose of or hold separate the Notes or Shares or all or any portion of the business or assets of Purchasers, the Funds or any other affiliate of the Funds or seeking to impose any limitation on the ability of Purchasers, the Funds or any other affiliate of the Funds to conduct such business or own such assets, (iii) seeking to impose or confirm limitations on the ability of Purchasers, the Funds or any other affiliate of the Funds effectively to exercise full rights of ownership of the Notes or Shares, including, without limitation, the right to receive distributions from the FDIC in respect of the Notes or Shares, (iv) seeking to require divestiture by Purchasers, the Funds or any other affiliate of the Funds of any Notes or Shares, (v) seeking any material diminution in the benefits expected to be derived by Purchasers, the Funds or any other affiliate of the Funds as a result of the Offer, or (vi) otherwise directly or indirectly relating to the Offer or which otherwise, in the sole judgment of Purchasers, might materially adversely affect either Company or Purchasers, the Funds or any other affiliate of the Funds or the value of the Notes or Shares;

          b. there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued, extant or deemed applicable to (i) Purchasers, the Funds or any other affiliate of the Funds or either Company, (ii) the Offer, (iii) the transfer or purported assignment to the Purchasers of Notes or Shares purchased hereunder, by any government, legislative body or court, or Governmental Entity, that, in the sole judgment of the Purchasers, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above;

          c. the Purchasers shall have learned of any change that has, since September 30, 1995, occurred or been threatened (or any condition, event or development shall have occurred or been threatened involving a prospective change) in the business, properties, assets, liabilities, capitalization, stockholders' equity, ownership or prospective ownership of debt or equity securities of either Company (including, without limitation, disposition by ACC of TFC Common Shares), condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of either Company that, in the sole judgment of the Purchasers, is or may be materially adverse to either Company, or the Purchasers shall have become aware of any facts that, in the sole judgment of the Purchasers, have or may have material adverse significance with respect to either the value of either Company or Transohio or the value of the Notes or Shares to the Purchasers;

          d. there shall have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States, (iii) any material change in United States currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or Governmental Entity on, or other event that, in the sole judgment of the Purchasers, might affect the extension of credit by banks or other lending institutions, (vi) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          e. there shall have occurred any decision, action, development, event or other circumstance in the Action or in any legal proceeding based upon similar factual or legal allegations, including, without limitation, any action seeking damages against the United States of America in connection with "supervisory goodwill" accounting for financial institutions, which in the sole judgment of the Purchasers could have an adverse effect on the Notes or Shares or the Purchasers' eventual recovery with respect thereto, or the FDIC shall have issued receiver's certificates or other similar documents to any holder of any claim with respect to Transohio, including TFC;

          f. a tender or exchange offer for any Notes or Shares shall have been made or proposed to be made by any other person or entity) other than tender offers disclosed on Schedule 14D-1 on file with the Commission prior to January 1, 1998;

          g. any approval, permit, authorization or consent of any Governmental Entity (including those described or referred to in this Section 13 or Section 14 hereof) shall not have been obtained on terms satisfactory to the Purchasers in their discretion;

          h. the Requisite Board Approvals shall not have been obtained; "Requisite Board Approvals" shall be deemed to have been obtained if all of the following events shall have occurred:

               (i) the board of directors of ACC shall have given unconditional approval within the meaning of Florida Statutes ss.607.0902(2)(d)(7), unlimited as to time, to the Purchasers' acquisitions of ACC Preferred Shares in one or more transactions in any aggregate amount up to and including a majority or more of the outstanding ACC Preferred Shares and such approval shall be in full force and effect on the date on which the Purchasers shall have accepted ACC Shares for payment under the Offer, with the result that such acquisitions by the Purchasers of ACC Preferred Shares shall not constitute

          "control-share acquisitions" within the meaning of Florida Statutes ss.607.0902(2);

               (ii) the board of directors of ACC shall have given unconditional approval within the meaning of Florida Statutes ss.607.0902(2)(d)(7), unlimited as to time, to the Purchasers' acquisitions of shares of common stock of ACC ("ACC Common Shares") upon the conversion of ACC Preferred Shares in one or more transactions ("Acquisitions by Conversion") in any aggregate amount up to and including a majority or more of the outstanding ACC Common Shares, and such approval shall be in full force and effect on the date on which the Purchasers shall have accepted ACC Preferred Shares for payment under the Offer, with the result that Acquisitions by Conversion shall not constitute "control-share acquisitions" within the meaning of Florida Statutes ss.607.0902(2);

               (iii) the board of directors of TFC shall have given unconditional approval within the meaning of Florida Statutes ss.607.0902(2)(d)(7), unlimited as to time, to the Purchasers' acquisition of ACC Preferred Shares in one or more transactions in any aggregate amount up to and including a majority or more of the outstanding ACC Preferred Shares, and such approval shall be in full force and effect on the date on which the Purchasers shall have accepted ACC Preferred Shares for payment under the Offer, with the result that such acquisitions by the Purchasers of ACC Preferred Shares shall not constitute "control-share acquisitions" within the meaning of Florida Statutes ss.607.0902(2); and

               (iv) the board of directors of TFC shall have given unconditional approval within the meaning of Florida Statutes ss.607.0902(2)(d)(7), unlimited as to time, to the Acquisitions by Conversion in any aggregate amount up to and including a majority or more of the outstanding ACC Common Shares, and such approval shall be in full force and effect on the date on which the Purchasers shall have accepted ACC Preferred Shares for payment under the Offer, with the result that Acquisitions by Conversion shall not constitute "control-share acquisitions" within the meaning of Florida Statutes ss.607.0902(2);

          i. the Purchasers shall have concluded, in their sole judgment, that the acquisition of TFC Common Shares by the Purchasers pursuant to this Offer may constitute a "control-share acquisition" within the meaning of that term as defined in Florida Statutes ss.607.0902(2);

          j. the Purchasers shall have concluded, in their sole judgment, that ACC and/or TFC may be a "subject company" within the meaning of Ohio Statutes ss.1707.01(Y); and

          k. the Purchasers shall have concluded, in their sole judgment, that any statute, rule of law, covenant, order or provision of any charter document or by-law of any entity may apply which may have the effect of prohibiting, limiting or otherwise impeding in any way, or imposing any conditions on, the ability of the Purchasers or any of their direct or indirect transferees of any ACC Preferred Shares, ACC Common Shares or TFC Common Shares at any time held by the Purchasers to consummate any business combination transaction (including any merger or consolidation, purchase or sale of assets, tender or exchange offer, purchase or sale of securities, or distribution upon securities) or to exercise any voting rights in respect of such ACC Preferred Shares, ACC Common Shares or TFC Common Shares;

which, in the sole judgment of the Purchasers in any such case, and regardless of the circumstances (including any action or inaction by the Purchasers, the Funds or any other affiliate of the Funds) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

          The foregoing conditions are for the sole benefit of the Purchasers and may be asserted by the Purchasers regardless of the circumstances giving rise to any such condition or may be waived by the Purchasers in whole or in part at any time and from time to time in their discretion. The failure or refusal by the Purchasers at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Purchasers concerning the events described in this Section 13 will be final and binding upon all parties. The Purchasers have reserved the right to make independent determinations with respect to all matters requiring their determinations in connection with the above conditions.

14.       CERTAIN LEGAL MATTERS

          General. Except as otherwise disclosed herein, based on a review of publicly available information filed by the Companies with the Commission, the Purchasers are not aware of (i) any license or regulatory permit that appears to be material to the business of either Company and any subsidiaries thereof, taken as a whole, that might be adversely affected by the acquisition of Notes or Shares by the Purchasers pursuant to the Offer or (ii) any approval or other action, by any governmental, administrative or regulatory agency or authority, domestic, foreign or supranational, that would be required for the acquisition or ownership of Notes or Shares by the Purchasers as contemplated herein. Should any such approval or other action be required or desirable, the Purchasers currently contemplate that such approval or action would be sought, except as described below under "State Takeover Laws." While the Purchasers do not currently intend to delay the acceptance for payment of Notes or Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of either Company, the Purchasers or the Funds or that certain parts of the businesses of either Company, the Purchasers or the Funds might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchasers' obligations under the Offer to accept for payment and pay for Notes and Shares is subject to certain conditions. See
Section 13.

          State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In ITS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

          The Purchasers have not filed any information, registration or similar statements under any state takeover statutes in connection with the Offer. The Purchasers believe that Florida Statutes Section 607.0902 (the "Control-Share Acquisitions Statute") may be applicable to the Offer and/or to the Purchasers' ownership of the Shares after acceptance for payment thereof. The Purchasers intend to seek the approval of the boards of directors of the Companies to the extent necessary to satisfy certain provisions of the Florida Control-Share Acquisitions Statute. See Section 13. Accordingly, the Offer is conditioned upon approval of the boards of directors of the Companies under the Control-Share Acquisition Statute. The Purchasers nevertheless reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, and nothing in this Offer to Purchase nor any action taken or omitted to be taken in connection herewith is intended as a waiver of that right. If any state takeover statute is found to be applicable to the Offer, the Purchasers might be unable to accept for payment or pay for the Notes or Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchasers may not be obligated to accept for payment or pay for any Notes or Shares tendered. The conditions (including conditions with respect to state takeover statutes) set forth in Section 13 are subject to waiver by the Purchasers in their sole judgment.

          Antitrust. Purchasers believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") is inapplicable to the Offer in light of the size of the Companies and of the Offer. If the provisions of the HSR Act were applicable to the Offer, the acquisition of Shares under the Offer could be consummated only following the expiration of a 15-calendar day waiting period following the filing by the Purchasers of a Notification and Report Form with respect to the Offer, unless the Purchasers received a request for additional information or documentary material from the Antitrust Division or the FTC or early termination of the waiting period is granted. If, within the initial 15-day waiting period, either the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") were to request additional information or material from the Purchasers concerning the Offer, the waiting period would be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by the Purchasers with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the Purchasers. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

          The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions. At any time before or after Purchasers' acquisition of the Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of the Shares pursuant to the Offer or seeking the divestiture of the Shares acquired by the Purchasers. Private parties may also bring legal actions under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

15.       FEES AND EXPENSES

          MacKenzie Partners, Inc. (the "Information Agent") has been retained by the Purchasers as information agent in connection with the Offer. The Information Agent may contact holders of Notes and Shares by mail, telephone, facsimile and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Notes and Shares. The Purchasers will pay the Information Agent reasonable and customary compensation for all such services and will reimburse the Information Agent for reasonable out-of-pocket expenses in connection therewith. The Purchasers have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including, without limitation, certain liabilities under the federal securities laws.

          IBJ Schroder Bank & Trust Company (the "Depositary") has been retained as the Depositary. The Purchasers will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including, without limitation, certain liabilities under the federal securities laws.

          The Purchasers will pay soliciting dealers' fees of $2.00 per $1,000 principal amount of Notes, $0.05 per ACC Preferred Share and $0.10 per TFC Common Share to brokers, dealers and other persons for soliciting tenders of Notes and Shares of their clients pursuant to the Offer. In addition, brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchasers for customary clerical and mailing expenses incurred by them in forwarding offering materials to their clients.

16.       MISCELLANEOUS

          The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Notes or Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue-sky or other laws of such jurisdiction. The Purchasers are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. If the Purchasers become aware of any jurisdiction where the making of the Offer or the tender of Notes or Shares is not in compliance with any applicable law, the Purchasers will make a good faith effort to comply with such law. If, after such good faith effort, the Purchasers cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Notes or Shares residing in such jurisdiction. To the extent the Purchasers become aware of any state law that would limit the class of offerees in the Offer, the Purchasers will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of Notes or Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchasers by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

          NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASERS NOT CONTAINED HEREIN OR IN THE LETTERS OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

          THE PURCHASERS HAVE FILED WITH THE COMMISSION A TENDER OFFER STATEMENT ON SCHEDULE 14D-1 (THE ("SCHEDULE 14D-1") PURSUANT TO RULE 14D-3 UNDER THE EXCHANGE ACT, TOGETHER WITH EXHIBITS, FURNISHING CERTAIN ADDITIONAL INFORMATION WITH RESPECT TO THE OFFER,

AND MAY FILE AMENDMENTS THERETO. SUCH SCHEDULE 14D-1 AND ANY AMENDMENTS THERETO, INCLUDING EXHIBITS, MAY BE INSPECTED AND COPIES MAY BE OBTAINED IN THE MANNER SET FORTH IN SECTION 8 WITH RESPECT TO THE COMPANY (EXCEPT THAT SUCH MATERIAL WILL NOT BE AVAILABLE AT THE REGIONAL OFFICES OF THE COMMISSION).


January 12, 1998

                                                                     SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                        OF THE FUNDS AND THE PURCHASERS

          The Funds. Purchaser LLC is newly organized and is wholly owned by Investment LLC. Purchaser Corp. is also newly organized and is wholly owned by Investment Corp. Neither of the Purchasers has conducted any business other than in connection with the Offer. The Funds were formed to engage in the buying and selling of securities for investment for their own accounts. JL Advisors II, LLC, a Delaware limited liability company ("Advisors"), is the sole managing member of Investments LLC. JL Associates II, LLC, a Delaware limited liability company ("Associates"), is the investment manager of Investments Corp. Michael
L. Lewittes and Jaffe Capital Management Group, LLC, a Delaware limited liability company controlled by Robert S. Jaffe, are the sole members and the managers of Advisors and Associates. Messrs. Jaffe and Lewittes are U.S. citizens. The principal executive offices of Messrs. Jaffe and Lewittes, Advisors, Associates, Investments LLC and Purchaser LLC are located at 520 Madison Avenue, 7th Floor, New York, New York 10022. The principal executive offices of Investments Corp. and Purchaser Corp. are located at c/o International Fund Administration, Ltd., 48 Par-la-Ville Road, Suite 464, Hamilton HM11, Bermuda.

         Set forth below are the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each member of each of Advisors and Associates. The business address of each such person is 520 Madison Avenue, New York, New York 10022 and, each such person is a United States citizen. In addition, except as otherwise noted, each director and executive officer of the Funds have been employed in his or her present principal occupation listed below during the last five years.


                                 PRINCIPAL OCCUPATION OR EMPLOYMENT,
         NAME                    5-YEAR EMPLOYMENT HISTORY
         ----                    -----------------------------------

Robert S. Jaffe       July 1992-June 1993       Steinhardt Partners, L.P.
                      July 1993-December 1996   SAC Capital Management, Inc.
                      January 1996-Present      Managing Member of Jaffe Capital
                                                Management Group, LLC, an
                                                affiliate of JL Advisors, L.L.C.

Michael L. Lewittes   July 1992-June 1993       Salomon Brothers Inc
                      July 1993-December 1996   SAC Capital Management, Inc.
                      January 1996-Present      Managing Member of JL Advisors,
                                                L.L.C.

                                                                        ANNEX A









               CERTAIN SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                    REGARDING
                          AMERICAN CAPITAL CORPORATION
                                  -------------

                                 EXCERPTED FROM
                         THE ANNUAL REPORT ON FORM 10-K
                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994
                                       AND
                THE QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL
                        QUARTER ENDED SEPTEMBER 30, 1995
                                       OF
                          AMERICAN CAPITAL CORPORATION

PART 1.  FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

American Capital Corporation
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)
Unaudited




                                                         September 30, 1995   December 31, 1994
                                                         ------------------   -----------------
Assets
Cash and short term investments                             $          106       $            47
                                                            --------------       ---------------
Total Assets                                                $          106       $            47
                                                            ==============       ===============
Liabilities and Shareholders' Equity (Deficit)
Liabilities:
Notes payable, net                                          $       78,740      $      78,740
Accrued interest                                                    23,380             23,380
Accounts payable and other liabilities                                  80                104
                                                            --------------      -------------
         Total Liabilities                                  $      102,200      $     102,224

Shareholders' Equity (Deficit):
Preferred stock, $1.00 par value; authorized
   10,000,000 shares at June 30, 1995 and
   December 31, 1994; issued and outstanding
   2,092,997 at June 30, 1995 and December 31,
   1994; $25 liquidation preference, convertible
   commencing in 1995                                               52,325             52,325

Common stock, $.10 par value, authorized
   100,000,000 shares at June 30, 1995 and
   December 31, 1994; issued and outstanding
   21,948,148 at June 30, 1995 and December 31,
   1994                                                              2,195               2,195
Capital in excess of par value                                      70,995              70,995
Accumulated deficit                                               (227,609)           (227,692)
                                                              ------------      --------------
Total Shareholders' Equity (Deficit)
                                                                  (102,094)           (102,177)

Commitments and contingencies                                            -                   -
                                                             --------------     --------------
                                                             $         106      $           47
                                                             ==============     ==============
Total Liabilities and Shareholders' Equity
(Deficit)


See accompanying notes to consolidated financial statements.

672465.2  1

American Capital Corporation
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
Unaudited



                                                Three Months Ended                              Nine Months Ended
                                                   September 30,                                  September 30,
                                    -------------------------------------------      ----------------------------------------
                                           1995                     1994                   1995                   1994
                                    -------------------      ------------------      ----------------      ------------------
Revenues:
Other                                               100                       3                   147                       3

Expenses:
Salaries and employee benefits                        -                       -                     -                       -
Premise and occupancy costs                           -                       -                     -                       -
Interest expense                                      -                       -                     -                       -
Other                                                43                       -                    64                       -
                                        ---------------         ---------------        --------------         ---------------
                                                     43                       -                    64                       -
                                        ---------------         ---------------        --------------         ---------------
Net Income (loss)                       $            57         $             3        $           83                       3
                                        ---------------         ---------------        --------------         ---------------

Per share data:
Net loss per common share               $             -         $             -       $             -        $              -
                                        ---------------         ---------------       ---------------        ----------------
Weighted average number of                   21,948,148              21,103,988            21,948,148              21,103,988
                                        ---------------         ---------------           -----------        ----------------
shares outstanding




See accompanying notes to consolidated financial statements.

American Capital Corporation
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
Unaudited





                                                                             Nine Months Ended September 30,
                                                                   ----------------------------------------------------
                                                                            1995                         1994
                                                                   -----------------------      -----------------------
Operating Activities:

   Net income (loss)                                                       $           83            $               3
   Adjustments to reconcile net loss to net cash
   provided (used) by operating activities:
        Change in accounts payable and other liabilities                   (           24)                (          1)
                                                                          ----------------            -----------------
   Net cash provided (used) by operating activities                                     59                            2
                                                                          ----------------            -----------------

Financing Activities:

   Payments on notes payable                                                             -                            -
                                                                          ----------------            -----------------
   Net cash provided (used) by financing activities                                      -                            -
                                                                          ----------------            -----------------

   Net increase (decrease) in cash and cash equivalents                                 59                            2
   Cash and cash equivalents at beginning of period                                     47                            3
                                                                          ----------------            -----------------
   Cash and cash equivalents at end of period                             $            106            $               5
                                                                          ================            =================

Supplemental disclosure of cash flow information:
Cash paid during the period for:
   Interest on borrowings                                                 $              -            $               -
                                                                          ----------------            -----------------




See accompanying notes to consolidated financial statements.

American Capital Corporation and Subsidiaries
NOTES TO CONDENSED FINANCIAL STATEMENTS


NOTE 1 - THE COMPANY

          American Capital Corporation ("American Capital" or "the Company") is a savings and loan holding company which owns approximately 65.19% of the common shares of TransCapital Financial Corporation ("TransCapital"). TransCapital in turn owns 100% of the common stock of Transohio Savings Bank ("Transohio").

          After the close of business on July 10, 1992, the Office of Thrift Supervision ("OTS") placed Transohio in receivership and chartered a new federal mutual institution, Transohio Federal Savings Bank ("Transohio Federal"), to assume certain assets and liabilities of Transohio. Transohio Federal will operate in conservatorship under the management of the Resolution Trust Corporation ("RTC"). The Company and TransCapital do not expect any recovery of value from the Transohio shares.

          The Company no longer has an active business.

          On July 20, 1990, TransCapital, Transohio and American Capital Corporation ("Companies") filed suite against the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC") in the United States District Court for the District of Columbia. The suit charges that these government agencies have breached a contract entered into in 1986 by the Companies, the FSLIC and the Federal Home Loan Bank Board ("FHLBB"), the predecessors of the FDIC and OTS, respectively. In the contract, the FSLIC and FHLBB agreed that the FSLIC capital contributions and other supervisory goodwill pertaining to Transohio's acquisitions of Citizens and Dollar would be treated as regulatory capital by Transohio. The Companies allege that through its interpretation of FIRREA, the OTS denied Transohio the inclusion of such supervisory goodwill in regulatory capital as agreed and that this breach of contract constitutes an unlawful seizure of its property without just compensation and without due process of law, both in violation of the Fifth Amendment to the United States Constitution. The OTS denies the claims, states that their posture is consistent with congressional authorities and asserts that Transohio would have been seized even if regulatory capital treatment was allowed. In pursuing injunctive relief prior to its receivership, Transohio received unfavorable rulings with respect to its claims. Other similarly situated Companies have had success in the Court of Claims and the Company has filed a claim in the Court of Claims. The Company's litigation strategy is impacted by limited funds available to pursue its claims. No estimate of recovery from litigation can be made at this time.

          The Company has been named in a claim by a Transohio noteholder group seeking recovery of investment losses. No estimate of exposure can be made at this time.

          American Capital has severe liquidity problems. The Company requires funds to service approximately $102 million of liabilities owed by the Company, and to pay its general and administrative expenses.

          The Company cannot continue as a going concern with its existing composition. The consolidated financial statements reflect certain adjustments relating to recovery of reported assets; however, American Capital is unable to determine whether other adjustments may be necessary due to the Company's financial condition. In addition, there is no assurance that additional claims will not be asserted against the Company.


NOTE 2 - BASIS OF PRESENTATION

          The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form

10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. However, in the opinion of Management, such data reflects all adjustments necessary to present fairly the operations for such periods. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1994.

Item 6.   Selected Financial Data

Financial Highlights (dollars in thousands, except per share data)



                                                                            December 31,
                                     -------------------------------------------------------------------------------------------
                                         1994                1993               1992               1991               1990
                                     -------------      --------------      ------------      --------------     ---------------
For the Year Ended:
Revenues                               $        86          $      737        $      252          $      119          $   12,108
Adjustment of TransCapital
   subsidiary (held for sale) to
   current value                                 -                   -                 -              79,491               2,192
Net earnings (loss)                             48          (   5,577)         ( 12,736)           (106,676)           ( 51,659)
Net earnings (loss) to common
   stockholders                                 48          (   5,577)         ( 12,736)           (106,676)           ( 63,734)
Net loss per share                               -          (     .26)         (   .61)            (   5.14)           (   3.10)
At Year End:
Assets                                 $        47         $         3         $   1,451          $    2,768          $  100,076
Shareholders' equity (deficit)           (102,177)           (102,226)         ( 96,649)           ( 83,912)              22,764
Shareholders' equity (deficit)           (   7.32)           (   7.32)         (   7.06)           (   6.57)           (   1.42)
    per common share (a)



(a) Adjusted for liquidation value of preferred stock.

                                                                        ANNEX B









               CERTAIN SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                    REGARDING
                       TRANSCAPITAL FINANCIAL CORPORATION
                                  -------------

                                 EXCERPTED FROM
                         THE ANNUAL REPORT ON FORM 10-K
                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994
                                       AND
                THE QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL
                        QUARTER ENDED SEPTEMBER 30, 1995
                                       OF
                       TRANSCAPITAL FINANCIAL CORPORATION

                     1994 COPYRIGHT SEC ONLINE, INC., 1, *2

PART II


ITEM 6.           SELECTED FINANCIAL DATA

Financial Highlights (dollars in thousands, except per share data)

                                                                 December 31,
                                  1994         1993            1992            1991          1990
                                  ----         ----        ------------        ----          ----
For the Year Ended:
Revenues                          $   59      $    87      $       35      $        45     $      316
Net earnings (loss)                    4          (16)         (3,906)        (124,003)       (45,075)
Net earnings (loss)
  Per common share

  At Year End:                         -             -           (.40)          (12.93)         (4.73)
Assets                            $   25      $     28     $        3      $     3,474       $127,280
Shareholders' equity (deficit)      (270)         (274)          (393)           3,186        127,000
Shareholders' equity                (.03)         (.03)          (.04)             .33          13.32
  (deficit) per common share


PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

TransCapital Financial Corporation
CONDENSED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)
Unaudited





                                                        September 30, 1995      December 31, 1994
                                                        ------------------      -----------------
Assets
Cash and demand deposits                                              8           $           25
                                                             ----------           --------------
Total Assets                                                          8           $           25
                                                             ----------           --------------
Liabilities and Shareholders' Equity (Deficit)
Liabilities:
Accounts payable and other liabilities                       $      293           $          295
Shareholders' Equity (Deficit):
Common stock, $1 par value; 30,000,000 shares
   authorized, 9,806,324 shares issued and
   outstanding                                                    9,806                    9,806
Paid-in capital                                                  88,288                   88,288
Accumulated deficit                                           (  98,379)                 (98,364)
                                                              ---------           --------------
Total Shareholders' Equity (Deficit)                          (     285)                    270)
                                                              ---------           --------------
Total Liabilities and Shareholders' Equity (Deficit)          $       8           $          25
                                                              =========           ==============


See accompanying notes to condensed financial statements.




672465.2  1/11/98  6:02p

TransCapital Financial Corporation
CONDENSED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
Unaudited




                                               Three Months Ended                         Nine Months Ended
                                                 September 30,                              September 30,
                                      ------------------------------------      --------------------------------------
                                           1995                 1994                 1995                  1994
                                      ---------------      ---------------      ---------------     ------------------
Revenues:
Other                                  $          -         $          3         $          -           $         43
                                       ------------         ------------         ------------           ------------
Expenses
Salaries and employee benefits                    -                    -                    -                      -
Other                                             2                    7                   15                     45
                                       ------------        -------------          -----------           ------------
                                                  2                    7                   15                     45
                                       ------------        -------------          -----------           ------------
Net income (loss)                      $  (      2)        $  (       4)         $  (     15)         $   (       2)
                                       ------------        -------------         ------------         --------------
Per share data:
Net income (loss) per common
share                                  $          -       $            -       $            -         $            -
                                       ------------       --------------       --------------         --------------
Weighted average number of                9,806,324            9,806,324            9,806,324              9,806,324
                                       ============       ==============       ==============         ==============
shares outstanding




See accompanying notes to condensed financial statements.



672465.2  1/11/98  6:02p

TransCapital Financial Corporation
CONDENSED STATEMENTS OF CASH FLOWS
(dollars in thousands)
Unaudited



                                                                           Nine Months Ended September 30,
                                                                        --------------------------------------
                                                                             1995                    1994
                                                                       -----------------      -----------------
Operating Activities:
     Net earnings (loss)                                                $   (       15)       $    (        2)
     Adjustments to reconcile net earnings (loss) to net cash
     provided (used) by operating activities:
        Net change in other assets and accounts payable and
           other liabilities                                                (        2)            (        7)
                                                                         --------------         --------------
Net cash provided (used) by operating activities                             (      17)            (        9)
                                                                         --------------         --------------
Net increase (decrease) in cash and cash equivalents                         (      17)            (        9)
Cash and cash equivalents at beginning of period                                     25                     28
                                                                         --------------          -------------
Cash and cash equivalents at end of period                               $           8           $          19
                                                                         ==============          =============





See accompanying notes to condensed financial statements.

TransCapital Financial Corporation
NOTES TO CONDENSED FINANCIAL STATEMENTS


NOTE 1 - THE COMPANY

          TransCapital Financial Corporation ("TransCapital" or "the Company"), a Delaware Corporation, owns all of the outstanding common stock of Transohio Savings Bank ("Transohio"), which comprised substantially all of its assets.

          After the close of business on July 10, 1992, the Office of Thrift Supervision ("OTS") placed Transohio Savings Bank in receivership and chartered a new federal mutual institution, Transohio Federal Savings Bank ("Transohio Federal"), to assume certain assets and liabilities of Transohio. Transohio Federal will operate in conservatorship under the management of the Resolution Trust Corporation ("RTC"). The Company does not expect any recovery of value from the Transohio shares.

          TransCapital no longer has an active business. However, the Company plans to monitor opportunities for pursuing its claims against the OTS within its funding constraints which are highly restrictive.

          On July 20, 1990, TransCapital, Transohio and American Capital Corporation ("Companies") filed suit against the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation ("FDIC") in the United States District Court for the District of Columbia. The suit charges that these government agencies have breached a contract entered into in 1986 by the Companies, the FSLIC and the Federal Home Loan Bank Board ("FHLBB"), the predecessors of the FDIC and OTS, respectively. In the contract, the FSLIC and FHLBB agreed that the FSLIC capital contributions and other supervisory goodwill pertaining to Transohio's acquisitions of Citizens and Dollar would be treated as regulatory capital by Transohio. The Companies allege that through its interpretation of FIRREA, the OTS denied Transohio the inclusion of such supervisory goodwill in regulatory capital as agreed and that this breach of contract constitutes an unlawful seizure of its property without just compensation and without due process of law, both in violation of the Fifth Amendment to the United States Constitution. The OTS denies the claims, states that their posture is consistent with congressional authorities and asserts that Transohio would have been seized even if regulatory capital treatment was allowed. In pursuing injunctive relief prior to its receivership, Transohio received unfavorable rulings with respect to its claims. Other similarly situated companies have had success in the Court of Claims and the Company has filed a claim in the Court of Claims. The Company's litigation strategy is impacted by limited funds available to pursue its claims. No estimate of recovery from litigation can be made at this time.

          The Company has been named in a claim by a Transohio noteholder group seeking recovery of investment losses. No estimate of exposure can be made at this time.

          The Company cannot continue as a going concern with its existing composition. The financial statements reflect certain adjustments relating to recovery of reported assets; however, the Company is unable to determine whether other adjustments may be necessary due to the Company's financial condition. In addition, there is no assurance that additional claims will not be asserted against the Company.

          The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q and Rule10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. However, in the opinion of management, such data reflects all adjustments necessary to present fairly the operations for such periods. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1994.

672465.2  1/11/98  6:02p

                                                                       ANNEX C











                          CERTAIN FINANCIAL INFORMATION
                                    REGARDING
                             TRANSOHIO SAVINGS BANK
                                  -------------

                                    PREPARED
                                       BY
                    THE FEDERAL DEPOSIT INSURANCE CORPORATION

TRANSOHIO, FSB, IN LIQUIDATION
Statement of Assets and Liabilities in Liquidation (Unaudited)
(Rounded in Dollars)


Financial Institution Number:  1303                                             For Period Ending November 30, 1997
Inception Date:  09/15/1994


                                            Current Balance                   Inception Balance
Assets
Cash/Investments                                 4,548,157
Receivables                                      6,145,930
Assets in Liquidation
    Consumer Loans                                       0                             11,159
    Commercial Loans                                     0                            234,700
    Securities                                   2,221,407                         54,873,556
    Real Estate Mortgages                          910,079                        185,573,834
    Owned Assets                                   511,941                         12,589,173
    Other Assets/Judgments                       1,035,940                        887,851,703
    Net Investments in Subsidiaries                359,352                         10,963,156
        Subtotal Assets in Liquidation           5,038,719                      1,152,097,281
    Advances                                             0
Less Estimated Loss On Assets (Note 2)           5,617,473
Total Assets                                                   $10,115,333                        $1,152,097,281

Liabilities (Note 4)
Accounts/Notes Payable                           2,610,733
Suspense/Escrow Accounts                           726,753
FDIC Billings and Borrowings                        75,602
    Total Operating Liabilities                  3,413,087
Depositor/Credit Claims
    Pending Claims                             (2,389,782)                      1,239,716,344
    Approved Claims                              (133,176)
    FDIC Subrogated Claims                      49,933,216
    Estimated Interest on Claims (Note 5)                0
        Total Claims                            40,410,258                      1,239,716,344
Other Liabilities
    Estimated Loss Sharing Expenses                      0
    Estimated Litigation - Probable (Note 6)             0
    Contracts and Other Liabilities              4,823,767
        Total Other Liabilities                  4,823,767
Subordinated Claims
    Cross Guaranty                                       0
    Total Subordinated Claims                            0
Total Liabilities                                              $48,647,112                        $1,239,716,344
Net Assets/(Deficit)
At Inception                                  (87,619,063)                       (87,619,063)
Non-Cash Adjustments (Note 7)                    3,076,190
Previous (Paid)/Received                       131,698,513
Income (Loss) of the Liquidation)             (85,687,419)
Total Net Assets/(Deficit)                                   ($38,531,779)                         ($87,619,063)
Estimated additional litigation considered
    reasonably possible: (Note 6)                      $0
The Accompanying notes are an integral part of these financial statements.

Statement of Operation (Unaudited)
(Rounded in Dollars)

Financial Institution Number:  1303                                             For Period Ending November 30, 1997
Inception Date:  09/15/1994



                                            Current Period                    Inception to Date
Liquidation Revenues
Interest - Invested Funds                             20,047                          27,708,539
Other Income                                             247                             218,227
Affordable Housing Reimbursement                           0                                   0
Interest and Fees
    Consumer Loans                                         0                                   0
    Commercial Loans                                       0                               5,558
    Securities                                         4,860                           1,545,574
    Real Estate Mortgages                            (2,299)                          10,037,045
    Owned Assets                                           0                                   0
    Other Assets/Judgments                                 0                               1,787
    Income/(Loss) from Subsidiaries                        0                           (210,228)
    Investigation/Litigation Settlements                 275                             531,102
Total Liquidation Revenues                                            $23,129                           $39,837,605
Liquidation Expenses
Interest on FDIC Loans                                     0                             132,634
Interest on Other Loans                                    0                                   0
Liquidation Operations
    Salaries                                           6,589                             704,701
    Indirect Costs (Note 8)                           78,651                          17,531,498
    Travel                                               246                             168,357
    Legal Fees                                         3,011                           1,008,813
    Other Professional Fees                            (833)                           4,123,163
    Contractor Billed Expenses                             0                           4,290,656
    Other Expenses                                     1,300                           5,447,312
Other Operating Expenses                              89,965                          33,407,135
Other Liquidation Expenses
    Net Loss Sharing                                       0                                   0
    Litigation Settlement Expenses                         0                              24,692
    Affordable Housing Subsidies                           0                                   0
Total Other Liquidation Expense                            0                              24,692
Total Liquidation Expenses                                            $88,965                           $33,431,827
Net Income (Loss) from Operations                                   ($65,836)                            $6,405,778
Gain/(Loss) on Disposition of Assets
    Consumer Loans                                         0                                   0
    Commercial Loans                                       0                           (918,913)
    Securities                                             0                        (29,127,551)
    Real Estate Mortgages                                  0                        (42,487,729)
    Owned Assets                                           0                           1,095,080
    Other Assets/Judgments                                 0                        (21,067,826)
    Net Investment in Subsidiaries                 (333,209)                             605,847
Total Gain/(Loss) on Disposition of Assets                         ($333,209)                         ($91,901,092)
Owned Assets
Income from Owned Assets                                   0                             284,853
Less Operating Expenses                                5,212                             476,958
Net Owned Asset Income/(Loss)                                        ($5,212)                            ($192,105)
Income/(Loss) of the Liquidation                                   ($404,256)                         ($86,687,419)

The accompanying notes are an integral part of these financial statement.

NOTES TO FINANCIAL STATEMENTS:

1. Basis of Accounting: The FDI Act authorizes the FDIC, as receiver for a failed insured depositary institution ("Receivership"), to administer and wind up the affairs of such institution. Financial statement presentations are based on the premises that the assets of the receivership will be liquidated and proceeds distributed to the institution's creditors over time. While the average receivership life span 3-5 years, receiverships may require longer time frames to conclude.

    At the onset of a receivership, the failed Institution's financial records are reviewed and restated to establish a new basis of accountability. The assets and liabilities of the failed institution are adjusted to remove all estimated losses, accruals and deferrals. These include loss allowances; partial write downs; prepaid, deferred or accrued expenses having no recovery value; and accrued or deferred income. As applicable, the collection value of assets as stated in the resolution agreements is also reflected. Restated balances are shown as the Inception Balance in the Statement of Assets and Liabilities in Liquidation. The receivership's Estimated Loss on Assets, Estimated Liquidation Expenses and estimates of certain other probable losses are not included as a part of the Inception Balance data.

    After inception, FDIC's liquidation valuation and measurement practices are adopted for all assets and liabilities. As appropriate, estimates of asset values, liabilities, income and expenses are reflected in the financial statements. These values are updated over time to compensate for uncertainties inherent in the estimation process. To present accurately the results of receivership operations, accruals are used when estimates of prospective cash flows are reasonably certain. Where significant uncertainties concerning the realization of a transaction exist, the transaction is recorded when cash is received or disbursed.

2. Valuation of Assets/Loss Allowances: An Estimated Loss on Assets is provided when anticipated future cash proceeds from asset dispositions are less than book values. The Estimated Loss on Assets also includes anticipated asset holding and disposition expenses. Estimates of future cash proceeds from assets in liquidation are based on recovery rates developed by asset type for all receiverships at a fund level based on a statistical sampling and extrapolation process. This may cause the estimates of losses for this receivership to vary from the actual losses ultimately realized.

3. Recoveries from Uncertain Sources: Assets of the receivership generally exclude potential collections from activities such as professional liability actions. Significant uncertainties as to ultimate realization prevent reasonable estimation of the amounts ultimately collectible. Instead, these recoveries are generally recognized when cash is received.

4. Actual and Estimated Liabilities: The FDIC as receiver determines (allows/disallows) claims and distributes proceeds, derived from the disposition of the institution's assets, according to applicable law governing the payment of creditor claims. Liability accounts are presented at amounts which are due and payable as proven and pending (unproven) claims against the receivership estate, operating liabilities and estimates of other probable losses. Applicable law governing the priorities of distributions may vary with the date the receivership was established and, therefore, liabilities of the receivership estimate are not ranked in order of preference or payment priority.

    Liabilities also may be estimated where the liability is deemed to exist but its amount is uncertain or subject to change over time. Examples include, but are not limited to, liabilities that may arise from pending defensive litigation, loss sharing agreements and cross-guaranty assessments. As with any estimate, the amount finally determined and recorded as the liability of the receivership may vary from that recorded on an estimated basis and may include additional amounts which could not be accurately determined at an earlier date.

5. Estimated Interest on Claims: Applicable law may govern or direct the payment of interest to creditors holding proven claims against the receivership estimate, including the claim(s) held by the FDIC in its Corporate capacity. Uncertainties exist as to the number of creditors whose claims will ultimately be allowed, the priority classification of claims under applicable law or regulations (whichever is relevant) and whether creditors will receiver the principal amount of proven claims against the receivership estimate. Interest is subordinated to all other claims and estimated liabilities and is disbursed only after principal amounts are paid in full. Therefore, for the purposes of these financial statements, the estimated liability for interest, respective to claims and other estimated liabilities are recognized only when its full or partial payment becomes a possibility.

6. Reasonably Possible Litigation Losses: In addition to the amounts recorded for probable litigation liabilities, the FDIC Legal Division has determined that the receivership may be subject to reasonable possible losses from unresolved litigation. Reasonably possible losses differ from those which are probable in that there is a lesser likelihood of loss and payment from the receivership. As such, reasonably possible losses are not accrued in the accounts until the FDIC, through periodic review, determines either that the litigation settlement expense has been incurred or that the likelihood of loss has become probable. While not recognized in the Statement of Assets and Liabilities in Liquidation, FDIC management may use all or part of the estimate of reasonably possible litigation losses to determine the assets that must be retained by the receivership to satisfy these potential obligations. The amount of reasonably possible losses is shown at the bottom of the receivership's Statement of Assets and Liabilities in Liquidation as a separate disclosure. Further, receiverships may be subject to significant, additional probable or reasonably possible losses from cases where uncertainties prevent a reasonable assessment of the ultimate outcome and/or an estimate of the amount of loss which could result.

7. Non-Cash Adjustments: Certain anticipated expenditures and losses are recognized as non-cash adjustments to net assets. These adjustments include the Estimated Loss on Assets, Estimated Liquidation Expenses, Estimated interest on Claims, adjustments for claims recognized after closed and other estimated receivership liabilities. Such estimates are reversed as liquidation transactions are recognized in the Statement of Liquidation Operations.

8. Indirect Cost (Statement of Operations): FDIC field personnel, assigned to FDIC's sales centers and Field offices, are responsible for the asset management and financial transactions generated from multiple receiverships assigned to the location. Therefore, each receivership incurs indirect liquidation cost in addition to costs charged directly. Such indirect costs include employee benefit, occupancy and other receivership operating expenses. Indirect expenses are allocated and billed to active receiverships based upon liquidation activity as reflected, primarily, by each receivership's direct and indirect salary charges. Other indirect, Corporate level costs directly related to the liquidation program (such as information processing, occupancy expenses and management costs) are aggregated on a national basis and are also billed to receiverships on the basis of the receivership's activity as reflected by direct and indirect salary charges.

         Manually signed facsimile copies of the Letters of transmittal will be accepted. The Letters of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each holder of 8.40% Subordinated Notes Due 1993 of American Capital Corporation, $3.75 Series A Preferred Stock of American Capital Corporation and Common Stock of TransCapital Financial Corporation or such holder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                        IBJ Schroder Bank & Trust Company


               By Mail:                           By Hand/Overnight Delivery:
             P.O. Box 84                               One State Street
        Bowling Green Station                      New York, New York 10004
    New York, New York 10274-0084              Attention: Securities Processing
 Attention: Reorganization Department                    Window, SC-1

                               Fax: (212) 858-2611

                            Confirm Fax by Telephone:
                                 (212) 858-2103

          Questions and requests for assistance should be directed to the Information Agent at its respective address or telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letters of Transmittal and all other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchasers' expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                                    MacKenzie
                                 Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                          (212)929-5500 (Call Collect)
                                       or
                          Call Toll-Free (800)322-2885